Exhibit 99

PFIZER REPORTS SECOND-QUARTER 2019 RESULTS

▪	Second-Quarter 2019 Revenues of $13.3 Billion, Reflecting 2% Operational Growth Driven by 6% Operational Growth from Pfizer Biopharmaceuticals Group

▪	Second-Quarter 2019 Reported Diluted EPS(1) of $0.89, Adjusted Diluted EPS(2) of $0.80

▪
Updated 2019 Financial Guidance Primarily to Reflect the Anticipated August 1, 2019 Formation of the Consumer Healthcare Joint Venture with GlaxoSmithKline plc(3) and the Anticipated Near-Term Completion of the Array BioPharma Inc. Acquisition

▪	Announces Reverse Morris Trust Transaction to Combine Upjohn and Mylan, Creating a New Global Pharmaceutical Company
NEW YORK, NY, Monday, July 29, 2019 – Pfizer Inc. (NYSE: PFE) reported financial results for second-quarter 2019 and updated certain components of its 2019 financial guidance.
Results for the second quarter of 2019 and 2018(4) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Second-Quarter			Six Months
	2019	2018	Change	2019	2018	Change
Revenues	$ 13,264	$ 13,466	(2%)	$ 26,382	$ 26,373	—
Reported Net Income(1)	5,046	3,872	30%	8,929	7,432	20%
Reported Diluted EPS(1)	0.89	0.65	37%	1.56	1.24	26%
Adjusted Income(2)	4,520	4,593	(2%)	9,410	9,147	3%
Adjusted Diluted EPS(2)	0.80	0.77	4%	1.65	1.52	8%

REVENUES

($ in millions)	Second-Quarter				Six Months
	2019	2018	% Change		2019	2018	% Change
			Total	Oper.			Total	Oper.
Biopharma	$ 9,595	$ 9,434	2%	6%	$ 18,779	$ 18,315	3%	6%
Upjohn	2,807	3,147	(11%)	(7%)	5,882	6,267	(6%)	(3%)
Consumer Healthcare(3)	862	886	(3%)	1%	1,721	1,791	(4%)	(1%)
Total Company	$ 13,264	$ 13,466	(2%)	2%	$ 26,382	$ 26,373	—	4%

Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange(5).

2019 FINANCIAL GUIDANCE(6)
Pfizer’s updated 2019 financial guidance is presented below, reflecting the following:

▪	Anticipated August 1, 2019 formation of the Consumer Healthcare joint venture (JV) with GlaxoSmithKline plc (GSK)(3):

–	Includes revenue and expense contributions associated with Pfizer’s Consumer Healthcare business through July 31, 2019.

–
Includes Pfizer’s pro rata share of the JV’s anticipated earnings, which will be recorded on a quarterly basis in Adjusted other (income)/deductions(2), from August 1, 2019 through the end of 2019. Pfizer will record its share of the JV’s anticipated earnings on a one-quarter lag; therefore, updated 2019 financial guidance for Adjusted other (income)/deductions(2) and Adjusted diluted EPS(2) now reflects Pfizer’s share of two months of the JV’s earnings that are expected to be generated in third-quarter 2019, which will be recorded by Pfizer in fourth-quarter 2019.

▪
Anticipated near-term completion of the Array BioPharma Inc. (Array) acquisition and completion of the Therachon Holding AG (Therachon) acquisition (see Corporate Developments section of this press release for additional details on these transactions).

A reconciliation of certain components of Pfizer’s updated 2019 financial guidance to its financial guidance provided in April 2019 is presented below. Amounts for revenues do not sum due to rounding.

	2019 Financial Guidance Provided in April 2019	Anticipated Impact of:		Updated 2019 Financial Guidance
		Pending Formation of the Consumer Healthcare JV(3)	Pending Array Acquisition and Completed Therachon Acquisition

Revenues ($ in billions)	$52.0 to $54.0	($1.5)	$0.1	$50.5 to $52.5
Adjusted Diluted EPS(2)	$2.83 to $2.93	($0.03)	($0.04)	$2.76 to $2.86

Revenues	$50.5 to $52.5 billion
(previously $52.0 to $54.0 billion)
Adjusted Cost of Sales(2) as a Percentage of Revenues	20.1% to 21.1%
(previously 20.8% to 21.8%)
Adjusted SI&A Expenses(2)	$13.0 to $14.0 billion
(previously $13.5 to $14.5 billion)
Adjusted R&D Expenses(2)	$7.9 to $8.3 billion
(previously $7.8 to $8.3 billion)
Adjusted Other (Income)/Deductions(2)	Approximately $200 million of income
Effective Tax Rate on Adjusted Income(2)	Approximately 16.0%
Adjusted Diluted EPS(2)	$2.76 to $2.86
(previously $2.83 to $2.93)

Financial guidance for Adjusted diluted EPS(2) reflects $8.9 billion of share repurchases in first-quarter 2019. Dilution related to share-based employee compensation programs is currently expected to offset the reduction in shares associated with these share repurchases by approximately half.
CAPITAL ALLOCATION

▪	During the first six months of 2019, Pfizer returned $12.9 billion directly to shareholders, through a combination of:

–	$4.0 billion of dividends, composed of dividends of $0.36 per share of common stock in each of the first and second quarters of 2019; and

–	$8.9 billion of share repurchases, composed of $2.1 billion of open-market share repurchases in first-quarter 2019 and a $6.8 billion accelerated share repurchase agreement executed in February 2019.

▪	As of July 29, 2019, Pfizer’s remaining share repurchase authorization was $5.3 billion.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Pfizer’s Chief Executive Officer, stated, “We reported solid second-quarter 2019 financial results, with total company revenues up 2% operationally. Performance was primarily driven by 6% volume-driven operational growth in our Biopharma business, including continued growth of key brands such as Ibrance, Eliquis and Xeljanz as well as in emerging markets. This growth was partially offset primarily by the impact of generic and biosimilar competition for products that have lost marketing exclusivity, as well as the expected decline of Upjohn revenues in China.
“Today’s announcement that proposes a combination between Upjohn and Mylan N.V. (Mylan) in a Reverse Morris Trust transaction marks an important milestone in Pfizer’s evolution to be a more focused, global leader in science-based, innovative medicines that delivers breakthroughs that change patients’ lives and creates sustainable value for shareholders. The proposed transaction would unlock value by giving Pfizer shareholders majority ownership of a new company that brings together highly complementary businesses under a management team focused on leveraging scale, capabilities and geographic reach while maximizing revenue growth opportunities and free cash flow potential. Following the close of the proposed transaction, I expect Pfizer will be positioned to deliver revenue and Adjusted diluted EPS(2) growth through the mid-2020s that is among the industry leaders while continuing to allocate significant capital directly to shareholders, primarily through dividends,” Dr. Bourla concluded.
Frank D’Amelio, Chief Financial Officer and Executive Vice President, Business Operations and Global Supply, stated, “I was pleased with our second-quarter 2019 financial results, which keep us on track to deliver solid financial performance this year. We updated our 2019 financial guidance primarily for the anticipated August 1, 2019 formation of the Consumer Healthcare JV with GSK(3) and the anticipated near-term completion of the Array acquisition. Excluding the changes to guidance related to pending business development activities, our 2019 financial guidance is unchanged. Additionally, in the first half of 2019, we returned $12.9 billion directly to shareholders through dividends and share repurchases, demonstrating our commitment to returning capital to our shareholders.”
QUARTERLY FINANCIAL HIGHLIGHTS (Second-Quarter 2019 vs. Second-Quarter 2018)
Second-quarter 2019 revenues totaled $13.3 billion, a decrease of $203 million, or 2%, compared to the prior-year quarter, reflecting operational growth of $324 million, or 2%, more than offset by the unfavorable impact of foreign exchange of $527 million, or 4%.
Pfizer Biopharmaceuticals Group (Biopharma) Revenue Highlights
Second-quarter 2019 Biopharma revenues totaled $9.6 billion, up 6% operationally, primarily driven by:

▪	Ibrance globally, up 27% operationally, primarily driven by:

–	67% operational growth in international markets, primarily reflecting continued strong uptake in developed Europe and Japan as well as in certain emerging markets following launches; and

–
12% growth in the U.S., primarily driven by cyclin-dependent kinase (CDK) class market share growth and Ibrance’s continued CDK market share leadership in its approved metastatic breast cancer indications;

▪	Eliquis globally, up 26% operationally, primarily driven by continued increased adoption in non-valvular atrial fibrillation as well as oral anti-coagulant market share gains;

▪	Xeljanz globally, up 36% operationally, driven by:

–
103% operational growth in international markets, primarily reflecting continued uptake in the rheumatoid arthritis (RA) indication as well as from the recent launch of the ulcerative colitis (UC) indication in certain developed markets; and

–
21% growth in the U.S., reflecting volume growth from the launches of the UC and psoriatic arthritis (PsA) indications as well as continued growth in the RA indication, partially offset by higher rebating and unfavorable channel mix, partially offset primarily by lower revenues for:

▪
Enbrel internationally, down 16% operationally, primarily reflecting continued biosimilar competition in most developed Europe markets as well as the unfavorable impact of timing of government purchases in certain emerging markets;

▪
Prevnar 13 in the U.S., down 10%, primarily reflecting lower government purchases in second-quarter 2019 for the pediatric indication as well as the continued decline in revenues for the adult indication due to a declining “catch up” opportunity compared to the prior-year quarter; and

▪
the Hospital business in developed markets, down 9% operationally, primarily due to the continued expected negative impact from generic competition for products that have previously lost marketing exclusivity as well as product supply shortages.

Upjohn Revenue Highlights
Second-quarter 2019 Upjohn revenues totaled $2.8 billion, down 7% operationally, primarily reflecting:

▪
20% operational decline in China, primarily driven by the March 2019 implementation of a volume-based procurement program in certain cities, which had an anticipated unfavorable impact on Lipitor and Norvasc revenues. Given first-half 2019 operational growth of 13% and the outlook for the remainder of the year, revenues for Upjohn in China for the full year are expected to grow by low-to-mid-single-digits operationally; and

▪	9% decline in the U.S., primarily driven by lower revenues for:

–	Viagra, due to increased generic competition following Viagra’s December 2017 patent expiration; and

–
Lyrica, primarily reflecting volume declines due to wholesaler destocking in advance of anticipated multi-source generic competition that was expected to begin on July 1, 2019 but instead began on July 19, 2019.

Consumer Healthcare(3) Revenue Highlights
Second-quarter 2019 Consumer Healthcare(3) revenues totaled $862 million, up 1% operationally, reflecting 4% operational growth in international markets, partially offset by a 2% decline in the U.S.

GAAP Reported(1) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(1)

($ in millions) (Favorable)/Unfavorable	Second-Quarter				Six Months
	2019	2018	% Change		2019	2018	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(1)	$ 2,576	$ 2,916	(12%)	(6%)	$ 5,009	$ 5,479	(9%)	(1%)
Percent of Revenues	19.4%	21.7%	N/A	N/A	19.0%	20.8%	N/A	N/A
SI&A Expenses(1)	3,511	3,542	(1%)	2%	6,850	6,954	(1%)	1%
R&D Expenses(1)	1,842	1,797	2%	3%	3,544	3,540	—	1%
Total	$ 7,929	$ 8,255	(4%)	—	$ 15,403	$ 15,973	(4%)	—

Other (Income)/Deductions––net(1)	$126	($551)	*	*	$218	($728)	*	*
Effective Tax Rate on Reported Income(1)	(22.1%)	14.3%			(5.7%)	13.9%

* Indicates calculation not meaningful.
Pfizer recorded other deductions––net(1) in second-quarter 2019 compared with other income––net(1) in the prior-year quarter, primarily driven by:

▪	lower net gains on equity securities;

▪	lower income from collaborations, out-licensing and sale of compound/product rights;

▪	higher business and legal entity alignment costs;

▪	higher charges for certain legal matters; and

▪	higher net interest expense,
partially offset primarily by:

▪	higher royalty-related income.
Pfizer’s effective tax rate on Reported income(1) for second-quarter 2019 compared to the prior-year period was favorably impacted primarily by a tax benefit related to the settlement of a U.S. Internal Revenue Service audit for multiple tax years.

Adjusted(2) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Second-Quarter				Six Months
	2019	2018	% Change		2019	2018	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(2)	$ 2,556	$ 2,876	(11%)	(5%)	$ 4,971	$ 5,413	(8%)	(1%)
Percent of Revenues	19.3%	21.4%	N/A	N/A	18.8%	20.5%	N/A	N/A
Adjusted SI&A Expenses(2)	3,464	3,507	(1%)	2%	6,775	6,793	—	3%
Adjusted R&D Expenses(2)	1,825	1,789	2%	3%	3,518	3,528	—	1%
Total	$ 7,845	$ 8,173	(4%)	—	$ 15,264	$ 15,733	(3%)	1%

Adjusted Other (Income)/Deductions––net(2)	($100)	($262)	(62%)	(64%)	($235)	($466)	(50%)	(53%)
Effective Tax Rate on Adjusted Income(2)	16.9%	16.1%			16.0%	16.4%

Second-quarter 2019 diluted weighted-average shares outstanding used to calculate Reported(1) and Adjusted(2) diluted EPS declined by 280 million shares compared to the prior-year quarter primarily due to Pfizer’s ongoing share repurchase program, reflecting the impact of share repurchases during 2018 and in first-quarter 2019, partially offset by dilution related to share-based employee compensation programs.
A full reconciliation of Reported(1) to Adjusted(2) financial measures and associated footnotes can be found starting on page 21 of this press release.
RECENT NOTABLE DEVELOPMENTS (Since April 30, 2019)
Product Developments

▪
Bavencio (avelumab) -- In May 2019, Merck KGaA, Darmstadt, Germany, which operates its biopharmaceutical business as EMD Serono in the U.S. and Canada, and Pfizer announced that the U.S. Food and Drug Administration (FDA) approved Bavencio in combination with Inlyta (axitinib) for the first-line treatment of patients with advanced renal cell carcinoma (RCC).

▪
Eucrisa (crisaborole) -- In July 2019, Pfizer announced top-line results from a Phase 4 study (CrisADe CARE 1) which showed that crisaborole ointment, 2%, was well-tolerated in children aged 3 months to less than 24 months with mild to moderate atopic dermatitis (AD), also known as eczema. The data from the trial are supportive of the primary study objective to examine the safety of crisaborole ointment, 2%, in this patient population, and are consistent with previous clinical trial experience. Crisaborole ointment, 2%, is currently approved in select countries for mild to moderate AD in patients two years of age and older.

▪
Lorbrena/Lorviqua (lorlatinib) -- In May 2019, Pfizer announced that the European Commission (EC) granted conditional marketing authorization for Lorviqua (available in the U.S., Canada and Japan under the brand name Lorbrena), as a monotherapy for the treatment of adult patients with anaplastic lymphoma kinase (ALK)-positive advanced non-small cell lung cancer (NSCLC) whose disease has progressed after alectinib or ceritinib as the first ALK tyrosine kinase inhibitor (TKI) therapy, or crizotinib and at least one other ALK TKI.

▪
Prevnar 13 (Pneumococcal 13-valent Conjugate Vaccine [Diphtheria CRM197 Protein]) -- In June 2019, the Advisory Committee on Immunization Practices (ACIP) of the Centers for Disease Control and Prevention (CDC) voted to revise the pneumococcal vaccination guidelines and recommend Prevnar 13 based on shared clinical decision making for adults 65 years or older who do not have an immunocompromising condition and who have not previously received Prevnar 13. This represents a change from the current CDC recommendation for routine use among all immunocompetent adults aged 65 years and older. This new recommendation means the decision to vaccinate should be made at the individual level between health care providers and their patients. Once the ACIP recommendation has been reviewed and approved by the CDC Director and the U.S. Department of Health and Human Services, it would be published in CDC’s Morbidity and Mortality Weekly Report. Prevnar 13 continues to be routinely recommended for adults with immunocompromising conditions.

▪
Ruxience (rituximab-pvvr) -- In July 2019, Pfizer announced that the FDA approved Ruxience, a biosimilar to Rituxan®(7) (rituximab), for the treatment of adult patients with non-Hodgkin’s lymphoma, chronic lymphocytic leukemia, and granulomatosis with polyangiitis and microscopic polyangiitis.

▪
Talzenna (talazoparib) -- In June 2019, Pfizer announced that the EC approved Talzenna as monotherapy for the treatment of adult patients with germline breast cancer susceptibility gene 1/2-mutations, who have human epidermal growth factor receptor 2-negative locally advanced or metastatic breast cancer. Patients should have been previously treated with an anthracycline and/or a taxane in the (neo)adjuvant, locally advanced or metastatic setting unless patients were not suitable for these treatments. Patients with hormone receptor-positive breast cancer should have been treated with a prior endocrine-based therapy, or be considered unsuitable for endocrine-based therapy. This approval follows the medicine’s approval by the FDA in October 2018.

▪
Vyndaqel/Vyndamax (tafamidis) -- In May 2019, Pfizer announced that the FDA approved both Vyndaqel (tafamidis meglumine) and Vyndamax (tafamidis) for the treatment of cardiomyopathy of wild-type or hereditary transthyretin-mediated amyloidosis (ATTR-CM) in adults to reduce cardiovascular mortality and cardiovascular-related hospitalization. Vyndaqel and Vyndamax are two oral formulations of the first-in-class transthyretin stabilizer tafamidis, and the first and only medicines approved by the FDA to treat ATTR-CM. The recommended dosage is either Vyndaqel 80 mg orally once-daily, taken as four 20 mg capsules, or

Vyndamax 61 mg orally once-daily, taken as a single capsule. Vyndamax was developed for patient convenience; Vyndaqel and Vyndamax are not substitutable on a per milligram basis.

▪	Xeljanz (tofacitinib)

–
In July 2019, the FDA updated the U.S. prescribing information for Xeljanz to include two additional boxed warnings as well as changes to the indication and dosing for UC. These updates were based on the FDA’s review of data from the post-marketing requirement RA study A3921133.

–
In June 2019, Pfizer announced positive results from ORAL Shift, a Phase 3b/4 study in adult patients with moderately to severely active RA. Patients who achieved low disease activity with Xeljanz extended release 11 mg once daily (Xeljanz XR) plus methotrexate (MTX) after a 24-week open-label run-in period, were randomized to evaluate the efficacy and safety of Xeljanz XR as monotherapy after MTX withdrawal compared with Xeljanz XR with continued MTX. The study demonstrated non-inferiority of MTX withdrawal with Xeljanz XR compared to Xeljanz XR plus MTX at week 48 as measured by the primary endpoint, the change in the Disease Activity Score from randomization at week 24 to the end of the double-blind MTX withdrawal phase at week 48. The study results were presented during a late-breaking oral session at the Annual European Congress of Rheumatology.

–
In May 2019, Pfizer announced that the Pharmacovigilance Risk Assessment Committee (PRAC) of the European Medicines Agency (EMA) issued recommendations limiting the use of Xeljanz 10 mg twice daily (BID) in patients at increased risk of pulmonary embolism (PE) in the European Union (EU). These recommendations have been incorporated in updated EU product labeling for Xeljanz, which is provisional, while PRAC undertakes a review of all available evidence on the safety and efficacy of Xeljanz. The review is a result of the observation of increased risk of PE with tofacitinib 10 mg BID in an ongoing FDA post-marketing requirement study in individuals with RA who had one or more underlying cardiovascular risk factors. Specifically, it is recommended that tofacitinib 10 mg BID should not be prescribed to patients who are at high risk of PE. Additionally, patients who are already taking 10 mg BID and are at high risk of PE should be switched to alternative treatments. In the EU, tofacitinib 10 mg BID is an approved dose for patients with UC but it is not an approved dose for patients with moderate to severe RA nor for those with active PsA. The review is being carried out by PRAC, the Committee responsible for the evaluation of safety issues for human medicines, which will make a set of recommendations at the request of the EC. The PRAC recommendations will then be forwarded to the Committee for Medicinal Products for Human Use. The final stage of the review procedure is the adoption by the EC of a legally binding decision applicable in all EU Member States.

▪
Zirabev (bevacizumab-bvzr) -- In June 2019, Pfizer announced that the FDA approved Zirabev, a biosimilar to Avastin®(8), for the treatment of five types of cancer: metastatic colorectal cancer (CRC); unresectable, locally advanced, recurrent or metastatic NSCLC; recurrent glioblastoma; metastatic RCC; and persistent, recurrent or metastatic cervical cancer.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪
Abrocitinib (PF-04965842) -- In May 2019, Pfizer announced positive top-line results from a Phase 3 pivotal study (JADE MONO-1) evaluating the efficacy and safety of its investigational oral Janus kinase 1 (JAK1) inhibitor, abrocitinib, in patients aged 12 and older with moderate to severe AD. JADE MONO-1 was a randomized, double-blind, placebo-controlled, parallel-group study designed to evaluate the efficacy and safety of two doses (100 mg and 200 mg once daily) of abrocitinib monotherapy over 12 weeks. Top-line results showed that by week 12 the percentage of patients achieving each co-primary efficacy endpoint and each key secondary endpoint with either dose of abrocitinib was statistically significantly higher than placebo. In addition, the results demonstrate response to treatment for a statistically significant number of patients during the first two to four weeks following first dose. Safety results show that both doses of abrocitinib were well-tolerated, and there were no unexpected safety events. No cases of major adverse cardiovascular events, malignancies, or venous thromboembolism, including deep vein thrombosis and PE, were observed in the JADE MONO-1 study. The discontinuation rates due to an adverse event were low in each treatment arm (5.8% and 5.8% in 100 mg and 200 mg, respectively) compared to placebo (9.1%).

▪
Glasdegib (PF-04449913) -- In May 2019, the EMA validated for review the Marketing Authorization Application for glasdegib, proposed for the treatment of acute myeloid leukemia in adult patients who are not candidates for standard induction chemotherapy.

▪
PF-06939926 -- In June 2019, Pfizer presented initial Phase 1b clinical data for PF-06939926, an investigational gene therapy to potentially treat Duchenne muscular dystrophy (DMD) at the 25th Annual Parent Project Muscular Dystrophy Connect Conference. The primary endpoint of the ongoing Phase 1b study is to assess the safety and tolerability of this investigational gene therapy. Secondary endpoints of the clinical study include measurement of expression of mini-dystrophin distribution within muscle fibers by immunofluorescence and concentration by liquid chromatography mass spectrometry. Pfizer aims to enroll approximately 12 boys with DMD who are ambulatory and aged 5 to 12. To date, 6 study participants ranging in age from 6 to 12 years have received the one-time intravenous dose of PF-06939926 at either

1e14 vector genomes/kilogram (vg/kg) or 3e14 vg/kg, as quantified using an inverted terminal repeat-based quantitative polymerase chain reaction (qPCR) drug product titer assay. As Pfizer continues to collect data from this ongoing open-label study in boys with DMD, it is also in the planning stages for a global, randomized, placebo-controlled Phase 3 study. This study is expected to begin in the first half of 2020 with commercial-scale manufacturing processes using multiple 2000-liter bioreactors. The anticipated Phase 3 study intends to leverage the learnings from the ongoing Phase 1b study in order to inform Pfizer’s decisions regarding the optimal dose, assay, method of administration, concomitant medications, participant selection and safety monitoring.

▪
PF-07055480 (SB-525) -- In July 2019, Sangamo Therapeutics, Inc. (Sangamo) and Pfizer announced updated results from the Phase 1/2 Alta study evaluating investigational SB-525 gene therapy for severe hemophilia A. The data showed that SB-525 was generally well-tolerated and demonstrated a dose-dependent increase in Factor VIII (FVIII) activity levels. The first two patients treated at the 3e13 vg/kg dose rapidly achieved normal levels of FVIII activity as measured using a chromogenic assay, with no reported bleeding events, and the response continues to be durable for as long as 24 weeks, the extent of follow-up. The two patients more recently treated at the 3e13 vg/kg dose level are demonstrating FVIII activity kinetics that appear consistent with the first two patients treated in this dose cohort at similar early time points. Data from 10 patients treated with SB-525 were presented during an oral presentation on July 6 at the XXVII Congress of the International Society on Thrombosis and Haemostasis. SB-525 is being developed as part of a global collaboration between Sangamo and Pfizer.

▪	Tanezumab (PF-4383119)

–
Based on an assessment of the totality of subcutaneous (SC) tanezumab data and an initial discussion with the FDA during second-quarter 2019, Pfizer and Eli Lilly and Company (Lilly) have decided to pursue a U.S. regulatory submission for tanezumab 2.5 mg SC in patients with moderate-to-severe osteoarthritis (OA) that is expected to be filed with the FDA in fourth-quarter 2019 or early 2020, to be followed by potential regulatory filings in the EU and Japan. At this time, regulatory submissions are not planned for the tanezumab 5 mg SC dose in OA or in patients with moderate-to-severe chronic low back pain (CLBP). Pfizer and Lilly intend to maintain an open dialogue with regulatory authorities on potential future regulatory pathways for tanezumab.

–
In July 2019, Pfizer and Lilly announced top-line results from a Phase 3 study evaluating the long-term safety and efficacy of tanezumab relative to the nonsteroidal anti-inflammatory drug celecoxib in Japanese patients with moderate-to-severe CLBP. In the study (A4091063), 277 patients were randomized 1:1:1 to receive tanezumab 5 mg SC or 10 mg SC every eight weeks, or celecoxib twice daily, for a treatment period of 56 weeks. The study also included a 24-week safety follow-up period, for a total of 80 weeks of observation. Patients enrolled were required to be on a stable regimen of celecoxib and experiencing some benefit from treatment. The primary objective of the study was to evaluate the long-term safety of tanezumab, as measured by outcomes related to general, sympathetic and peripheral nervous systems and joint safety.
Preliminary data showed that the overall adverse event profile with tanezumab was generally consistent with a previously reported study of tanezumab in CLBP. The rate of composite joint safety events, which consisted of adjudicated outcomes of rapidly progressive osteoarthritis (RPOA) type 1 or type 2, subchondral insufficiency fracture, osteonecrosis or pathological fracture over the 80-week observation period was 1.6% in the tanezumab treatment arms, and 0% in the celecoxib arm. The incidence of RPOA observed in the tanezumab arms was 1.1%, with one case each of type 1 and type 2, and subchondral insufficiency fracture was observed in 0.5% of tanezumab-treated patients. There were no events of osteonecrosis or pathological fracture in the study. One patient in the study (taking tanezumab 10 mg) underwent total joint replacement. Detailed results from this study will be submitted to regulatory authorities as part of routine safety updates and will be shared in a future scientific forum.
Corporate Developments

▪
Pfizer and Mylan, a global generic and specialty pharmaceuticals company, today announced a definitive agreement to combine Upjohn and Mylan to create a new global pharmaceutical company. Under the terms of the agreement, which is structured as an all-stock, Reverse Morris Trust transaction, Pfizer shareholders would own 57% and Mylan shareholders would own 43% of the combined new company upon closing. The Boards of Directors of both Pfizer and Mylan have unanimously approved the transaction. The companies anticipate the transaction to close in mid-2020, subject to customary closing conditions, including receipt of regulatory approvals, and approval by Mylan shareholders.

▪
In July 2019, Pfizer announced the successful completion of its acquisition of the privately held clinical-stage biotechnology company, Therachon. Under the terms of the transaction, Pfizer acquired Therachon for $340 million with an additional $470 million in additional payments contingent on the achievement of key milestones in the development and commercialization of TA-46. TA-46 is an investigational medicine for the treatment of achondroplasia, a genetic condition and the most common form of short-limb dwarfism. There are currently no approved treatment options for achondroplasia.

▪
In June 2019, Pfizer announced that it entered into a definitive merger agreement to acquire Array, a commercial stage biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule medicines to treat cancer and other diseases of high unmet need. Pfizer agreed to acquire Array for $48 per share in cash, for a total enterprise value of approximately $11.4 billion. Array’s portfolio includes the approved combined use of Braftovi (encorafenib) and Mektovi (binimetinib) for the treatment of BRAFV600E or BRAFV600K mutant unresectable or metastatic melanoma.

The combination therapy has significant potential for long-term growth via expansion into additional areas of unmet need and is currently being investigated in over 30 clinical trials across several solid tumor indications, including the Phase 3 BEACON trial in BRAF-mutant metastatic CRC. Upon the close of the transaction, which is expected to occur in third-quarter 2019, Array’s employees will join Pfizer and continue to be located in Cambridge, Massachusetts and Morrisville, North Carolina, as well as Boulder, Colorado, which becomes part of Pfizer’s Oncology R&D network in addition to La Jolla, California and Pearl River, New York. Pfizer expects to finance the majority of the transaction with debt and the balance with existing cash. The transaction is expected to be dilutive to Pfizer’s Adjusted diluted EPS(2) by approximately $0.04 in 2019, dilutive by $0.04 -$0.05 in 2020, neutral in 2021, and accretive beginning in 2022, with additional accretion and growth anticipated thereafter.

Rescheduled Second-Quarter 2019 Earnings Conference Call
Due to today’s announcement of a proposed transaction between Pfizer and Mylan, Pfizer’s second-quarter 2019 earnings conference call with investment analysts has been rescheduled for today, July 29, 2019 at 10:30 a.m. EDT. This call was previously scheduled for Tuesday, July 30, 2019 at 10 a.m. EDT.
To view and listen to the webcast, visit our web site at www.pfizer.com/investors. You can also listen to the conference call by dialing either (855) 895-8759 in the U.S. and Canada or (503) 343-6044 outside of the U.S. and Canada. The password is “Second Quarter Earnings”.
Visitors to www.pfizer.com/investors will be able to view and listen to an archived copy of the webcast of the conference call.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) are defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as restructuring charges, legal charges or net gains and losses on investments in equity securities, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of the company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the second quarter and first six months of 2019 and 2018. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
In December 2018, Pfizer entered into a definitive agreement with GlaxoSmithKline plc (GSK) under which the two companies have agreed to combine their respective consumer healthcare businesses into a new consumer healthcare joint venture (JV) that will operate globally under the GSK Consumer Healthcare name. In exchange for contributing its Consumer Healthcare business, Pfizer will receive a 32% equity stake in the new company and GSK will own the remaining 68% of the new company. Upon formation of the JV, which is expected to occur on August 1, 2019, Pfizer will deconsolidate its Consumer Healthcare business and will begin to record its pro rata share of the JV’s earnings on a one-quarter lag basis and to receive dividends, which will be paid on a quarterly basis.

(4)
Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s second quarter and first six months for U.S. subsidiaries reflects the three and six months ending on June 30, 2019 and July 1, 2018 while Pfizer’s second quarter and first six months for subsidiaries operating outside the U.S. reflects the three and six months ending on May 26, 2019 and May 27, 2018.

(5)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances provides useful information in evaluating the results of its business.

(6)	The 2019 financial guidance reflects the following:

▪
Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses, net gains or losses on investments in equity securities and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

▪
Does not assume the completion of any business development transactions not completed as of June 30, 2019 (except for the anticipated August 1, 2019 formation of the Consumer Healthcare JV with GSK(3) and the anticipated near-term acquisition of Array), including any one-time upfront payments associated with such transactions.

▪
Includes revenues and expenses associated with Pfizer’s Consumer Healthcare business through July 31, 2019 as well as Pfizer’s pro rata share of anticipated earnings from the Consumer Healthcare JV with GSK(3) from August 1, 2019, which will be recorded on a quarterly basis in Adjusted other (income)/deductions(2). Pfizer will record its share of the JV’s anticipated earnings on a one-quarter lag; therefore, updated 2019 financial guidance for Adjusted other (income)/deductions(2) and Adjusted diluted EPS(2) reflects Pfizer’s share of two months of the JV’s earnings that are expected to be generated in third-quarter 2019, which will be recorded by Pfizer in fourth-quarter 2019.

▪
Reflects an anticipated negative revenue impact of $2.4 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.

▪
Exchange rates assumed are a blend of the actual exchange rates in effect through second-quarter 2019 and mid-July 2019 rates for the remainder of the year. Reflects the anticipated unfavorable impact of approximately $1.2 billion on revenues and approximately $0.08 on Adjusted diluted EPS(2) as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2018.

▪
Guidance for Adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 5.7 billion shares, which reflects the weighted-average impact of share repurchases totaling $8.9 billion executed in first-quarter 2019. Dilution related to share-based employee compensation programs is currently expected to offset the reduction in shares associated with these share repurchases by approximately half.

(7)	Rituxan® is a registered trademark of Genentech, Inc.

(8)	Avastin® is a registered U.S. trademark of Genentech, Inc.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Second-Quarter		% Incr. /	Six Months		% Incr. /
	2019	2018	(Decr.)	2019	2018	(Decr.)
Revenues	$13,264	$13,466	(2)	$26,382	$26,373	—
Costs and expenses:
Cost of sales (2), (3)	2,576	2,916	(12)	5,009	5,479	(9)
Selling, informational and administrative expenses(2), (3)	3,511	3,542	(1)	6,850	6,954	(1)
Research and development expenses(2), (3)	1,842	1,797	2	3,544	3,540	—
Amortization of intangible assets(3)	1,184	1,191	(1)	2,367	2,387	(1)
Restructuring charges and certain acquisition-related costs(4)	(115)	44	*	(69)	87	*
Other (income)/deductions––net(5)	126	(551)	*	218	(728)	*
Income from continuing operations before provision/(benefit) for taxes on income	4,141	4,527	(9)	8,463	8,654	(2)
Provision/(benefit) for taxes on income(6)	(915)	648	*	(481)	1,204	*
Income from continuing operations	5,056	3,879	30	8,945	7,450	20
Discontinued operations––net of tax	—	—	—	—	(1)	*
Net income before allocation to noncontrolling interests	5,056	3,879	30	8,945	7,449	20
Less: Net income attributable to noncontrolling interests	10	7	39	15	16	(6)
Net income attributable to Pfizer Inc.	$5,046	$3,872	30	$8,929	$7,432	20

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.91	$0.66	37	$1.59	$1.26	27
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.91	$0.66	37	$1.59	$1.26	27

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.89	$0.65	37	$1.56	$1.24	26
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.89	$0.65	37	$1.56	$1.24	26
Weighted-average shares used to calculate earnings per common share:
Basic	5,562	5,866		5,598	5,911
Diluted	5,672	5,952		5,711	6,004

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
See end of tables for notes (1) through (6).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and six months ended June 30, 2019 and July 1, 2018. Subsidiaries operating outside the U.S. are included for the three and six months ended May 26, 2019 and May 27, 2018.

The financial results for the three and six months ended June 30, 2019 are not necessarily indicative of the results that ultimately could be achieved for the full year.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(4)	Restructuring charges and certain acquisition-related costs include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2019	2018	2019	2018
Restructuring credits––acquisition-related costs(a)	$(206)	$(11)	$(214)	$(19)
Restructuring charges/(credits)––cost reduction initiatives(b)	62	(13)	81	(14)
Restructuring credits	(144)	(24)	(134)	(33)
Integration costs(c)	29	68	64	120
Restructuring charges and certain acquisition-related costs	$(115)	$44	$(69)	$87

(a)
Restructuring credits––acquisition-related costs include employee termination costs, asset impairments and other exit costs associated with business combinations. Credits for the second quarter and the first six months of 2019 were mostly due to the reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. Internal Revenue Service (IRS) audit for multiple tax years. See footnote (6) below. Credits for the second quarter of 2018 were primarily due to the reversal of previously recorded accruals for employee termination costs related to our acquisition of Hospira, Inc. (Hospira), and credits for the first six months of 2018 were mainly due to the reversal of previously recorded accruals for exit and employee termination costs related to our acquisition of Hospira.

(b)
Restructuring charges/(credits)––cost reduction initiatives relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions. For the second quarter of 2019, the charges were composed of employee termination costs and exit costs, partially offset by lower asset write downs, and for the first six months of 2019, the charges were mostly related to employee termination costs and exit costs. For the second quarter of 2018, the credits were mostly related to the reversal of previously recorded accruals for employee termination costs and, for the first six months of 2018, the credits were mainly related to the reversal of previously recorded accruals for employee termination costs and lower asset write downs, partially offset by exit costs.

(c)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the second quarter and first six months of 2019 and 2018, integration costs were primarily related to our acquisition of Hospira.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(5)	Other (income)/deductions––net includes the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2019	2018	2019	2018
Interest income(a)	$(59)	$(80)	$(125)	$(157)
Interest expense(a)	389	326	750	635
Net interest expense	330	245	625	478
Royalty-related income(b)	(231)	(121)	(320)	(217)
Net gains on asset disposals	—	(15)	(1)	(22)
Net gains recognized during the period on investments in equity securities(c)	(36)	(257)	(147)	(375)
Net realized losses on sales of investments in debt securities	—	8	—	12
Income from collaborations, out-licensing arrangements and sales of compound/product rights(d)	(22)	(174)	(104)	(316)
Net periodic benefit credits other than service costs	(51)	(84)	(91)	(166)
Certain legal matters, net(e)	15	(88)	19	(107)
Certain asset impairments(f)	10	40	160	40
Business and legal entity alignment costs(g)	137	1	256	4
Net losses on early retirement of debt(h)	—	—	138	3
Other, net(i)	(27)	(106)	(318)	(64)
Other (income)/deductions––net	$126	$(551)	$218	$(728)

(a)
Interest income decreased in the second quarter and the first six months of 2019, primarily driven by a lower investment balance. Interest expense increased in the second quarter and the first six months of 2019, mainly as a result of higher short-term interest rates, as well as the retirement of lower-coupon debt and the issuance of new debt with a higher coupon than the debt outstanding for the comparative prior year periods.

(b)
The increase in royalty-related income for the second quarter and first six months of 2019 is primarily due to a one-time favorable resolution in the second quarter of 2019 of a legal dispute for $82 million.

(c)
The second quarter of 2018 included gains of $142 million and the first six months of 2018 included gains of $203 million related to our investment in ICU Medical stock that was received as part of the consideration for the sale of Hospira Infusion Systems net assets to ICU Medical (see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Divestitures in our 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for additional information).

(d)	Includes income from upfront and milestone payments from our collaboration partners and income from out-licensing arrangements and sales of compound/product rights.

(e)	The second quarter and first six months of 2018 substantially represented the reversal of a legal accrual where a loss was no longer deemed probable.

(f)
The first six months of 2019 mainly includes an intangible asset impairment charge of $90 million for in-process research and development related to a pre-clinical stage asset from our acquisition of Bamboo Therapeutics, Inc. for gene therapies for the potential treatment of patients with certain rare diseases.

(g)
In the second quarter and first six months of 2019, represents incremental costs associated with the design, planning and implementation of our new organizational structure, effective in the beginning of 2019, and primarily includes consulting, legal, tax and advisory services. In the second quarter and first six months of 2018, represents expenses for changes to our infrastructure to align our commercial operations that existed through December 31, 2018, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(h)	In the first six months of 2019, represents net losses due to the early retirement of debt in the first quarter of 2019, inclusive of the related termination of cross-currency swaps.

(i)
The second quarter of 2019 includes, among other things, charges of $81 million, reflecting the change in the fair value of contingent consideration, dividend income of $76 million from our investment in ViiV Healthcare Limited (ViiV) and $25 million of income from insurance recoveries related to Hurricane Maria. The first six

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

months of 2019 includes, among other things, dividend income of $140 million from our investment in ViiV and $50 million of income from insurance recoveries related to Hurricane Maria. The second quarter of 2018 included, among other things, dividend income of $76 million from our investment in ViiV, and charges of $23 million, reflecting the change in the fair value of contingent consideration. The first six months of 2018 included, among other things, dividend income of $135 million from our investment in ViiV, and charges of $135 million, reflecting the change in the fair value of contingent consideration. The second quarter and first six months of 2018 also included a non-cash $50 million pre-tax gain on the contribution of Pfizer’s allogeneic chimeric antigen receptor T cell therapy development program assets obtained from Cellectis S.A. and Les Laboratoires Servier SAS in connection with our contribution agreement entered into with Allogene Therapeutics, Inc., and a non-cash $17 million gain on the cash settlement of a liability that we incurred in April 2018 upon the European Union approval of Mylotarg.

(6)
The decrease in the effective tax rate for the second quarter and first six months of 2019, compared to the second quarter and first six months of 2018, was primarily due to (i) an increase in tax benefits associated with the resolution of certain tax positions pertaining to prior years, primarily due to the favorable settlement of a U.S. IRS audit for multiple tax years resulting in a benefit of $1.4 billion of tax and interest; (ii) the tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017 (TCJA), as well as (iii) the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Second-Quarter 2019
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Items(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,264	$—	$—	$—	$—	$13,264
Cost of sales(6), (7)	2,576	6	—	—	(26)	2,556
Selling, informational and administrative expenses(6), (7)	3,511	1	(1)	—	(47)	3,464
Research and development expenses(6), (7)	1,842	1	—	—	(18)	1,825
Amortization of intangible assets(7)	1,184	(1,117)	—	—	—	67
Restructuring charges and certain acquisition-related costs	(115)	—	177	—	(62)	—
Other (income)/deductions––net(8)	126	(70)	—	—	(156)	(100)
Income from continuing operations before provision/(benefit) for taxes on income	4,141	1,178	(176)	—	309	5,452
Provision/(benefit) for taxes on income	(915)	222	6	—	1,610	923
Income from continuing operations	5,056	957	(182)	—	(1,301)	4,529
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	10	—	—	—	—	10
Net income attributable to Pfizer Inc. common shareholders	5,046	957	(182)	—	(1,301)	4,520
Earnings per common share attributable to Pfizer Inc.––diluted	0.89	0.17	(0.03)	—	(0.23)	0.80

	Six Months Ended June 30, 2019
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Items(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$26,382	$—	$—	$—	$—	$26,382
Cost of sales(6), (7)	5,009	10	—	—	(48)	4,971
Selling, informational and administrative expenses(6), (7)	6,850	1	(2)	—	(74)	6,775
Research and development expenses(6), (7)	3,544	3	—	—	(29)	3,518
Amortization of intangible assets(7)	2,367	(2,237)	—	—	—	130
Restructuring charges and certain acquisition-related costs	(69)	—	150	—	(81)	—
Other (income)/deductions––net(8)	218	6	—	—	(459)	(235)
Income from continuing operations before provision/(benefit) for taxes on income	8,463	2,217	(148)	—	691	11,223
Provision/(benefit) for taxes on income	(481)	446	11	—	1,822	1,797
Income from continuing operations	8,945	1,771	(159)	—	(1,131)	9,426
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	15	—	—	—	—	15
Net income attributable to Pfizer Inc. common shareholders	8,929	1,771	(159)	—	(1,131)	9,410
Earnings per common share attributable to Pfizer Inc.––diluted	1.56	0.31	(0.03)	—	(0.20)	1.65
See end of tables for notes (1) through (8).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Second-Quarter 2018
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Items(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,466	$—	$—	$—	$—	$13,466
Cost of sales(6), (7)	2,916	(2)	(3)	—	(35)	2,876
Selling, informational and administrative expenses(6), (7)	3,542	—	—	—	(35)	3,507
Research and development expenses (6), (7)	1,797	1	—	—	(9)	1,789
Amortization of intangible assets(7)	1,191	(1,121)	—	—	—	70
Restructuring charges and certain acquisition-related costs	44	—	(57)	—	13	—
Other (income)/deductions––net (8)	(551)	(12)	(2)	—	303	(262)
Income from continuing operations before provision/(benefit) for taxes on income	4,527	1,134	62	—	(237)	5,485
Provision/(benefit) for taxes on income	648	233	11	—	(6)	886
Income from continuing operations	3,879	901	51	—	(231)	4,600
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	7	—	—	—	—	7
Net income attributable to Pfizer Inc. common shareholders	3,872	901	51	—	(231)	4,593
Earnings per common share attributable to Pfizer Inc.––diluted	0.65	0.15	0.01	—	(0.04)	0.77

	Six Months Ended July 1, 2018
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Items(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$26,373	$—	$—	$—	$—	$26,373
Cost of sales(6), (7)	5,479	(3)	(6)	—	(58)	5,413
Selling, informational and administrative expenses(6), (7)	6,954	1	—	—	(161)	6,793
Research and development expenses(6), (7)	3,540	2	—	—	(14)	3,528
Amortization of intangible assets(7)	2,387	(2,246)	—	—	—	141
Restructuring charges and certain acquisition-related costs	87	—	(102)	—	14	—
Other (income)/deductions––net(8)	(728)	(109)	(2)	—	373	(466)
Income from continuing operations before provision/(benefit) for taxes on income	8,654	2,355	110	—	(154)	10,965
Provision/(benefit) for taxes on income	1,204	472	19	—	106	1,801
Income from continuing operations	7,450	1,883	91	—	(260)	9,164
Discontinued operations––net of tax	(1)	—	—	1	—	—
Net income attributable to noncontrolling interests	16	—	—	—	—	16
Net income attributable to Pfizer Inc. common shareholders	7,432	1,883	91	1	(260)	9,147
Earnings per common share attributable to Pfizer Inc.––diluted	1.24	0.31	0.02	—	(0.04)	1.52
See end of tables for notes (1) through (8).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)
In 2018, Pfizer’s Non-GAAP Adjusted results included net gains on investments in equity securities, which favorably impacted full-year 2018 Adjusted Other (Income)/Deductions by $586 million and Adjusted Diluted EPS by $0.08.

Beginning in 2019, Pfizer excludes net gains and losses on investments in equity securities from Non-GAAP Adjusted results because of their inherent volatility, which is outside of Pfizer management’s control and cannot be predicted with any level of certainty. Additionally, Pfizer management does not believe that including these gains and losses assists investors in understanding Pfizer's business or is reflective of its core operations. Non-GAAP Adjusted financial results for the second quarter and first six month of 2018 have been revised from previously reported amounts to conform with the 2019 presentation. See Note (4) below for additional information.
Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and six months ended June 30, 2019 and July 1, 2018. Subsidiaries operating outside the U.S. are included for the three and six months ended May 26, 2019 and May 27, 2018.

(3)	Acquisition-related items include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2019	2018	2019	2018
Restructuring credits(a)	$(206)	$(11)	$(214)	$(19)
Integration costs(b)	29	68	64	120
Net periodic benefit costs other than service costs	—	2	—	2
Additional depreciation––asset restructuring(c)	1	3	2	6
Total acquisition-related items––pre-tax	(176)	62	(148)	110
Income taxes(d)	(6)	(11)	(11)	(19)
Total acquisition-related items––net of tax	$(182)	$51	$(159)	$91

(a)
Includes employee termination costs, asset impairments and other exit costs associated with business combinations. Credits for the second quarter and the first six months of 2019 were mostly due to the reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. Internal Revenue Service (IRS) audit for multiple tax years. See footnote (4) (i) below. Credits for the second quarter of 2018 were primarily due to the reversal of previously recorded accruals for employee termination costs related to our acquisition of Hospira, Inc. (Hospira), and credits for the first six months of 2018 were mainly due to the reversal of previously recorded accruals for exit and employee termination costs related to our acquisition of Hospira. All of these items are included in Restructuring charges and certain acquisition-related costs.

(b)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the second quarter and first six months of 2019 and 2018, integration costs were primarily related to our acquisition of Hospira. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(c)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. In the second quarter and first six months of 2019, included in Selling, informational and administrative expenses. In the second quarter and first six months of 2018, included in Cost of sales.

(d)
Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The second quarter and first six months of 2019 include the impact of the non-taxable reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. IRS audit for multiple tax years. See footnote (4) (i) below.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(4)	Certain significant items include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2019	2018	2019	2018
Restructuring charges/(credits)––cost reduction initiatives(a)	$62	$(13)	$81	$(14)
Implementation costs and additional depreciation––asset restructuring(b)	51	54	89	107
Certain legal matters, net(c)	15	(88)	9	(107)
Certain asset impairments(d)	10	31	149	31
Business and legal entity alignment costs(e)	141	1	264	4
Net gains recognized during the period on investments in equity securities(f)	(25)	(257)	(136)	(375)
Net losses on early retirement of debt(g)	—	—	138	3
Other(h)	56	35	97	197
Total certain significant items––pre-tax	309	(237)	691	(154)
Income taxes(i)	(1,610)	6	(1,822)	(106)
Total certain significant items––net of tax	$(1,301)	$(231)	$(1,131)	$(260)

(a)
Restructuring charges/(credits)––cost reduction initiatives relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges and certain acquisition-related costs. For the second quarter of 2019, the charges were composed of employee termination costs and exit costs, partially offset by lower asset write downs, and for the first six months of 2019 the charges were mostly related to employee termination costs and exit costs. For the second quarter of 2018, the credits were mostly related to the reversal of previously recorded accruals for employee termination costs and, for the first six months of 2018, the credits were mainly related to the reversal of previously recorded accruals for employee termination costs and lower asset write downs, partially offset by exit costs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Cost of sales ($24 million), Selling, informational and administrative expenses ($16 million) and Research and development expenses ($11 million) for the second quarter of 2019. Included in Cost of sales ($46 million), Selling, informational and administrative expenses ($25 million) and Research and development expenses ($18 million) for the first six months of 2019. Included in Cost of sales ($30 million), Selling, informational and administrative expenses ($16 million) and Research and development expenses ($7 million) for the second quarter of 2018. Included in Cost of sales ($61 million), Selling, informational and administrative expenses ($34 million) and Research and development expenses ($13 million) for the first six months of 2018.

(c)	Included in Other (income)/deductions––net. The second quarter and first six months of 2018 substantially represented the reversal of a legal accrual where a loss was no longer deemed probable.

(d)
Included in Other (income)/deductions––net. The first six months of 2019 mainly includes an intangible asset impairment charge of $90 million for in-process research and development related to a pre-clinical stage asset from our acquisition of Bamboo Therapeutics, Inc. for gene therapies for the potential treatment of patients with certain rare diseases.

(e)
Primarily included in Other (income)/deductions––net. In the second quarter and first six months of 2019, represents incremental costs associated with the design, planning and implementation of our new organizational structure, effective in the beginning of 2019, and primarily includes consulting, legal, tax and advisory services. In the second quarter and first six months of 2018, represents expenses for changes to our infrastructure to align our commercial operations that existed through December 31, 2018, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(f)
Included in Other (income)/deductions––net. The second quarter of 2018 included gains of $142 million and the first six months of 2018 included gains of $203 million related to our investment in ICU Medical stock that was received as part of the consideration for the sale of Hospira Infusion Systems net assets to ICU Medical (see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Divestitures in our 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for additional information).

(g)
Included in Other (income)/deductions––net. In the first six months of 2019, represents net losses due to the early retirement of debt in the first quarter of 2019, inclusive of the related termination of cross-currency swaps.

(h)
For the second quarter of 2019, included in Cost of sales ($2 million), Selling, informational and administrative expenses ($28 million), Research and development expenses ($6 million) and Other (income)/deductions––net ($19 million). For the first six months of 2019, included in Cost of sales ($3 million), Selling, informational and administrative expenses ($41 million), Research and development expenses ($11 million) and Other (income)/deductions––net ($43 million). In the second quarter of 2018, primarily included in Cost of sales ($4 million), Selling, informational and administrative expenses ($18 million) and Other (income)/deductions––net ($10 million). In the first six months of 2018, primarily included in Cost of sales ($3 million income), Selling, informational and administrative expenses ($128 million) and Other (income)/deductions––net ($70 million). The second quarter and first six months of 2018 include, among other things, a non-cash $50 million pre-tax gain in Other (income)/deductions––net as a result of the contribution of our allogeneic chimeric antigen receptor T cell therapy development program assets in connection with our asset contribution agreement entered into with Allogene Therapeutics, Inc., and the first six months of 2018 also includes a $119 million charge, in the aggregate, in Selling, informational and administrative expenses for a special, one-time bonus paid to virtually all Pfizer colleagues, excluding executives, which was one of several actions taken by us after evaluating the expected positive net impact of the December 2017 enactment of the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017 (TCJA).

(i)
Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The second quarter and first six months of 2019 were favorably impacted primarily by a benefit recorded of approximately $1.4 billion, representing tax and interest, resulting from the favorable settlement of a U.S. IRS audit for multiple tax years, as well as the tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the TCJA. The first six months of 2018 were favorably impacted by the December 2017 enactment of the TCJA, primarily related to certain tax initiatives associated with the lower U.S. tax rate as a result of the TCJA.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(8)	Non-GAAP Adjusted Other (income)/deductions––net includes the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2019	2018	2019	2018
Interest income	$(59)	$(80)	$(125)	$(157)
Interest expense	395	333	761	650
Net interest expense	336	253	636	492
Royalty-related income	(231)	(121)	(320)	(217)
Net gains on asset disposals	—	(15)	(1)	(22)
Net gains recognized during the period on investments in equity securities	(11)	—	(11)	—
Net realized losses on sales of investments in debt securities	—	8	—	12
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(22)	(174)	(104)	(316)
Net periodic benefit credits other than service costs	(55)	(114)	(101)	(227)
Certain legal matters, net	—	—	10	—
Certain asset impairments	—	9	11	9
Other, net	(118)	(108)	(356)	(198)
Non-GAAP Adjusted Other (income)/deductions––net	$(100)	$(262)	$(235)	$(466)
For additional information regarding the adjustments, see the accompanying reconciliations on pages 21 and 22. See Note (5) to Consolidated Statements of Income for the second quarter and first six months of 2019 and 2018 above for additional information on the components comprising GAAP reported Other (income)/deductions––net. For additional information on certain significant items excluded from GAAP reported Other (income)/deductions––net in calculating Non-GAAP Adjusted Other (income)/deductions––net, refer to footnote (4) above.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1) - (UNAUDITED)
(millions of dollars)

The following tables provide revenue and cost information by reportable operating segment and a reconciliation of that information to our consolidated statements of income:
	Second-Quarter 2019
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$9,595	$2,807	$862	$13,264	$—	$13,264
Cost of sales	1,859	424	273	2,556	20	2,576
% of revenue	19.4%	15.1%	*	19.3%	*	19.4%
Selling, informational and administrative expenses	1,696	374	1,394	3,464	48	3,511
Research and development expenses	202	58	1,565	1,825	16	1,842
Amortization of intangible assets	67	—	—	67	1,117	1,184
Restructuring charges and certain acquisition-related costs	—	—	—	—	(115)	(115)
Other (income)/deductions––net	(323)	1	222	(100)	226	126
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	6,093	1,951	(2,592)	5,452	(1,311)	4,141

	Six Months Ended June 30, 2019
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$18,779	$5,882	$1,721	$26,382	$—	$26,382
Cost of sales	3,619	843	510	4,971	38	5,009
% of revenue	19.3%	14.3%	*	18.8%	*	19.0%
Selling, informational and administrative expenses	3,219	703	2,853	6,775	75	6,850
Research and development expenses	367	112	3,039	3,518	26	3,544
Amortization of intangible assets	129	—	—	130	2,237	2,367
Restructuring charges and certain acquisition-related costs	—	—	—	—	(69)	(69)
Other (income)/deductions––net	(536)	(1)	302	(235)	453	218
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	11,981	4,225	(4,983)	11,223	(2,760)	8,463

	Second-Quarter 2018
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$9,434	$3,147	$886	$13,466	$—	$13,466
Cost of sales	1,893	509	475	2,876	40	2,916
% of revenue	20.1%	16.2%	*	21.4%	*	21.7%
Selling, informational and administrative expenses	1,683	364	1,460	3,507	35	3,542
Research and development expenses	206	54	1,529	1,789	8	1,797
Amortization of intangible assets	52	—	18	70	1,121	1,191
Restructuring charges and certain acquisition-related costs	—	—	—	—	44	44
Other (income)/deductions––net	(358)	(2)	99	(262)	(289)	(551)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	5,958	2,222	(2,695)	5,485	(959)	4,527

	Six Months Ended July 1, 2018
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$18,315	$6,267	$1,791	$26,373	$—	$26,373
Cost of sales	3,568	978	867	5,413	67	5,479
% of revenue	19.5%	15.6%	*	20.5%	*	20.8%
Selling, informational and administrative expenses	3,139	800	2,855	6,793	161	6,954
Research and development expenses	368	106	3,054	3,528	13	3,540
Amortization of intangible assets	111	—	29	141	2,246	2,387
Restructuring charges and certain acquisition-related costs	—	—	—	—	87	87
Other (income)/deductions––net	(652)	(8)	194	(466)	(262)	(728)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	11,781	4,391	(5,207)	10,965	(2,311)	8,654
See end of tables for notes (1) through (5). * Indicates calculation not meaningful or result is equal to or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)
At the beginning of our 2019 fiscal year, we began to manage our commercial operations through a new global structure consisting of three distinct business segments: Pfizer Biopharmaceuticals Group (Biopharma), Upjohn and Consumer Healthcare. See footnote (2) below for additional information.

Additionally, certain costs and expenses are now managed in different parts of the organization than they were prior to the reorganization. We have revised prior-period information (Revenues and Earnings, as defined by management) to conform to the current management structure.
Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of the Biopharma and Upjohn reportable operating segments for the periods presented. The expenses generally include only those costs directly attributable to the operating segment. The segment information presents the three and six months ended June 30, 2019 and July 1, 2018. Subsidiaries operating outside the U.S. are included for the three and six months ended May 26, 2019 and May 27, 2018.

Operating Segments

Some additional information about our Biopharma and Upjohn business segments follows:
Pfizer Biopharmaceuticals Group
Biopharma is a science-based innovative medicines business that includes six business units – Oncology, Inflammation & Immunology, Rare Disease, Hospital, Vaccines and Internal Medicine. The new Hospital unit commercializes our global portfolio of sterile injectable and anti-infective medicines and includes Pfizer’s contract manufacturing operation, Pfizer CentreOne. At the beginning of our 2019 fiscal year, we also incorporated our biosimilar portfolio into our Oncology and Inflammation & Immunology business units and certain legacy established products into the Internal Medicine business unit. Each business unit is committed to delivering breakthroughs that change patients’ lives.
Upjohn is a global, primarily off-patent branded and generic established medicines business, which includes 20 primarily off-patent solid oral dose legacy brands, as well as certain generic medicines.
Select products include: - Prevnar 13/Prevenar 13 - Ibrance - Eliquis - Xeljanz - Enbrel (outside the U.S. and Canada) - Chantix/Champix - Sutent - Xtandi	Select products include: - Lyrica - Lipitor - Norvasc - Celebrex - Viagra - Certain generic medicines
Pfizer’s Consumer Healthcare segment is an over-the-counter medicines business, which we announced on December 19, 2018 will be contributed to, and combined with, GlaxoSmithKline plc (GSK)’s consumer healthcare business to form a new consumer healthcare joint venture (JV), of which we will own 32%. Upon the closing of the transaction, which is expected to occur on August 1, 2019, Pfizer will deconsolidate its Consumer Healthcare business and will begin to record its pro rata share of the JV’s earnings on a one-quarter lag basis and to receive dividends, which will be paid on a quarterly basis.
Second Quarter of 2019 vs. Second Quarter of 2018
Biopharma Operating Segment

•
Cost of sales as a percentage of Revenues decreased 1 percentage point primarily driven by a favorable change in product mix, which includes an increase in alliance revenue which has no associated cost of sales.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

•
The decrease in Cost of sales of 2% was mainly driven by the favorable impact of foreign exchange, partially offset by an unfavorable change in product mix, an increase in royalty expenses based on the mix of products sold and an increase in sales volumes for various products within our product portfolio.

•
The increase in Selling, informational and administrative expenses of 1% was mostly driven by additional investment across several of our products, primarily Chantix/Champix as well as to support the Vyndaqel launches, partially offset by the favorable impact of foreign exchange.

•	Research and development expenses were relatively flat.

•
The unfavorable change in Other (income)/deductions––net primarily reflects an $86 million decrease in income from collaborations, out-licensing arrangements and sales of compound/product rights, partially offset by an increase in royalty-related income mainly due to a one-time favorable resolution in the second quarter of 2019 of a legal dispute for $82 million.

Upjohn Operating Segment

•
Cost of sales as a percentage of Revenues decreased 1.1 percentage points and Cost of sales as compared to the prior year period decreased 17% driven by a decrease in royalty expense, the favorable impact of foreign exchange and lower atorvastatin active product ingredients import duties in China.

•
Selling, informational and administrative expenses increased 3% mostly driven by non-recurrence of a one-time general and administrative expense reversal in the second quarter of 2018, partially offset by a reduction in field force and advertising and promotion expenses in developed markets, primarily related to Lyrica in the U.S., and the favorable impact of foreign exchange.

•	Research and development expenses and Other (income)/deductions––net were relatively unchanged.
First Six Months of 2019 vs. First Six Months of 2018
Biopharma Operating Segment

•	Cost of sales as a percentage of Revenues was relatively flat.

•
The increase in Cost of sales of 1% was mainly driven by an unfavorable change in product mix, an increase in sales volumes for various products within the Biopharma product portfolio, and an increase in royalty expenses based on the mix of products sold, partially offset by the favorable impact of foreign exchange.

•
The increase in Selling, informational and administrative expenses of 3% was mostly driven by additional investment across several of our products, primarily Xeljanz and Chantix/Champix and to support the Vyndaqel launches, as well as the non-recurrence of a favorable true-up of healthcare reform expenses in the first quarter of 2018, partially offset by the favorable impact of foreign exchange.

•	Research and development expenses were relatively flat.

•
The unfavorable change in Other (income)/deductions––net primarily reflects a $205 million decrease in income from collaborations, out-licensing arrangements and sales of compound/product rights, partially offset by an increase in royalty-related income mainly due to a one-time favorable resolution in the second quarter of 2019 of a legal dispute for $82 million.

Upjohn Operating Segment

•
Cost of sales as a percentage of Revenues decreased 1.3 percentage points and Cost of sales as compared to the prior year period decreased 14% primarily due to the favorable impact of foreign exchange, lower royalty expense and lower atorvastatin active product ingredients import duties in China.

•
Selling, informational and administrative expenses decreased 12% driven by a reduction in field force and advertising and promotion expenses in developed markets, primarily related to Lyrica in the U.S., as well as the favorable impact of foreign exchange, partially offset by non-recurrence of a one-time general and administrative expense reversal in the second quarter of 2018 and investments in China across key brands.

•	Research and development expenses and Other (income)/deductions––net were relatively unchanged.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(3)	Other comprises the revenues and costs included in our Adjusted income components (see footnote (c) below) that are managed outside Biopharma and Upjohn and includes the following:

	Second-Quarter 2019
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$862	$—	$862
Cost of sales	—	1	276	(3)	273
Selling, informational and administrative expenses	29	—	407	958	1,394
Research and development expenses	548	764	32	221	1,565
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(1)	1	(1)	224	222
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	$(576)	$(765)	$148	$(1,399)	$(2,592)

	Six Months Ended June 30, 2019
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$1,721	$—	$1,721
Cost of sales	—	1	550	(42)	510
Selling, informational and administrative expenses	50	—	795	2,008	2,853
Research and development expenses	1,080	1,490	63	406	3,039
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(2)	—	—	304	302
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	$(1,128)	$(1,491)	$313	$(2,676)	$(4,983)

	Second-Quarter 2018
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$886	$—	$886
Cost of sales	—	(3)	291	187	475
Selling, informational and administrative expenses	36	—	427	998	1,460
Research and development expenses	551	750	46	182	1,529
Amortization of intangible assets	—	—	12	7	18
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(100)	(1)	(3)	203	99
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	$(486)	$(746)	$113	$(1,576)	$(2,695)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Six Months Ended July 1, 2018
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$1,791	$—	$1,791
Cost of sales	—	(3)	589	281	867
Selling, informational and administrative expenses	63	—	834	1,958	2,855
Research and development expenses	1,099	1,512	89	354	3,054
Amortization of intangible assets	—	—	23	7	29
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(104)	(1)	(1)	300	194
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	$(1,058)	$(1,508)	$258	$(2,900)	$(5,207)
The above tables and related footnotes below reflect our current organization structure effective at the beginning of the 2019 fiscal year for the periods presented.

(a)
WRDM––the R&D and Medical expenses managed by our WRDM organization, which is generally responsible for research projects for our Biopharma portfolio until proof-of-concept is achieved and then for transitioning those projects to the GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRDM organization also has responsibility for certain science-based and other platform-services organizations, which provide end-to-end technical expertise and other services to the various R&D projects, as well as the Worldwide Medical and Safety group, which ensures that Pfizer provides all stakeholders––including patients, healthcare providers, pharmacists, payers and health authorities––with complete and up-to-date information on the risks and benefits associated with Pfizer products so that they can make appropriate decisions on how and when to use Pfizer’s medicines.

(b)
GPD––the costs associated with our GPD organization, which is generally responsible for clinical trials from WRDM in the Biopharma portfolio, including late stage portfolio spend. GPD also provides technical support and other services to Pfizer R&D projects. GPD is responsible for facilitating all regulatory submissions and interactions with regulatory agencies.

(c)
Other––the operating results of our Consumer Healthcare business, and costs associated with other commercial activities not managed as part of Biopharma or Upjohn, including all strategy, business development, portfolio management and valuation capabilities, which previously had been reported in various parts of the organization.

(d)
Corporate and Other Unallocated––the costs associated with platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement), patient advocacy activities and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments, as well as overhead expenses associated with our manufacturing (which include manufacturing variances associated with production) and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs.

For information purposes only, the following tables present reconciliations of the Biopharma segment operating results and Upjohn segment operating results to Biopharma and Upjohn operating results including estimated Other costs generally associated with the Biopharma and Upjohn operating segments. While we do not manage our segments or have performance goals under such an allocated manner, we believe that some investors may find this information useful in their analyses.
The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the periods presented.
For information purposes only, for the first six months of 2019, we estimate that Other costs attributable to our Biopharma and Upjohn segments, as described above, for combined WRDM, GPD and other business activities costs are $2.9 billion, and combined Corporate and Other Unallocated costs are $2.2 billion, which excludes income and costs associated with our Consumer Healthcare business. The combined Corporate and Other Unallocated costs also exclude (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $633 million for the first six months of 2019 in Other (income)/deductions––net); and (ii) net income from investments and other assets not attributable to an operating segment included in Corporate (approximately $112

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

million for the first six months of 2019 in Other (income)/deductions––net). The remaining costs have been attributed to our Biopharma and Upjohn operating segments, as follows:

	Six Months Ended June 30, 2019
		Estimated Other Costs Associated with Biopharma(b)
(MILLIONS OF DOLLARS)	Biopharma Non-GAAP Adjusted(a), (c)	Estimated WRDM/GPD/Other Business Activities(b)	Estimated Corporate/Other Unallocated(b)	Biopharma with Estimated Other Costs Associated with Biopharma Non-GAAP Adjusted(b), (c)
Revenues	$18,779	$—	$—	$18,779
Cost of sales	3,619	1	(35)	3,585
Selling, informational and administrative expenses	3,219	261	1,452	4,932
Research and development expenses	367	2,574	388	3,329
Amortization of intangible assets	129	—	—	129
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(536)	—	(173)	(709)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	11,981	(2,836)	(1,632)	7,513

	Six Months Ended June 30, 2019
		Estimated Other Costs Associated with Upjohn(b)
(MILLIONS OF DOLLARS)	Upjohn Non-GAAP Adjusted(a), (c)	Estimated WRDM/GPD/Other Business Activities(b)	Estimated Corporate/Other Unallocated(b)	Upjohn with Estimated Other Costs Associated with Upjohn Non-GAAP Adjusted(b), (c)
Revenues	$5,882	$—	$—	$5,882
Cost of sales	843	—	(15)	828
Selling, informational and administrative expenses	703	17	432	1,152
Research and development expenses	112	1	9	122
Amortization of intangible assets	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(1)	—	(28)	(29)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	4,225	(18)	(398)	3,809

(a)
Amount represents the revenues and costs managed by the operating segments. The expenses generally include only those costs directly attributable to the operating segment. See note (2) above for more information.

(b)
Represents costs not assessed to an operating segment, as business unit (segment) management does not manage these costs. For a description of these other costs and business activities, see note (3) above.

•
WRDM/GPD/Other Business Activities––The information provided for WRDM, GPD and Other Business Activities was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with the Biopharma and Upjohn operating segments as well as specific identification and estimates of costs incurred in connection with activities associated with the Biopharma and Upjohn operating segments.

•
Corporate/Other Unallocated––The information provided for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification and estimates. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

The estimated Other costs generally associated with our Biopharma and Upjohn operating segments do not purport to reflect the additional amounts that each of the operating segments would have incurred had each segment operated as a standalone company during the periods presented.

(c)	See note (4) below for an explanation of our Non-GAAP Adjusted financial measure.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as restructuring charges, legal charges or net gains and losses on investments in equity securities, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2019 and 2018. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring charges, legal charges or net gains and losses on investments in equity securities) that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for second quarter and first six months of 2019 and 2018.

PFIZER INC. - REVENUES
SECOND-QUARTER 2019 and 2018 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2019	2018	% Change		2019	2018	% Change	2019	2018	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,264	$13,466	(2%)	2%	$6,335	$6,225	2%	$6,929	$7,242	(4%)	3%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b)	$9,595	$9,434	2%	6%	$4,743	$4,509	5%	$4,852	$4,925	(1%)	6%
Internal Medicine(c)	$2,330	$2,276	2%	6%	$1,262	$1,161	9%	$1,068	$1,115	(4%)	3%
Eliquis alliance revenues and direct sales	1,085	889	22%	26%	626	482	30%	459	407	13%	21%
Chantix/Champix	276	277	—	1%	227	217	5%	49	60	(19%)	(12%)
Premarin family	193	210	(8%)	(8%)	182	197	(8%)	11	13	(16%)	(11%)
BMP2	79	80	(2%)	(2%)	79	80	(2%)	—	—	—	—
Toviaz	65	70	(7%)	(2%)	19	21	(9%)	46	49	(6%)	—
All other Internal Medicine	631	750	(16%)	(10%)	128	164	(22%)	503	586	(14%)	(7%)
Oncology(d)	$2,236	$1,888	18%	23%	$1,386	$1,178	18%	$851	$710	20%	31%
Ibrance	1,261	1,027	23%	27%	831	744	12%	430	283	52%	67%
Sutent	248	275	(10%)	(4%)	82	94	(13%)	166	181	(8%)	1%
Xtandi alliance revenues	201	171	18%	18%	201	171	18%	—	—	—	—
Xalkori	133	137	(3%)	2%	41	42	(3%)	92	96	(4%)	4%
Bosulif	97	77	25%	27%	64	52	21%	33	25	32%	40%
Inlyta	104	81	28%	34%	60	33	82%	44	48	(9%)	—
Retacrit(k)	51	18	*	*	30	—	*	21	18	19%	29%
All other Oncology	140	100	41%	45%	76	41	85%	64	59	9%	16%
Hospital(e)	$1,913	$2,077	(8%)	(4%)	$752	$829	(9%)	$1,161	$1,248	(7%)	(1%)
Sulperazon	165	150	10%	17%	—	—	—	165	150	10%	17%
Medrol(f)	120	123	(2%)	—	63	62	1%	57	61	(6%)	(1%)
Vfend	94	110	(15%)	(8%)	3	2	66%	90	108	(16%)	(10%)
Zithromax(f)	73	81	(10%)	(5%)	—	3	(87%)	73	79	(8%)	(2%)
EpiPen	80	95	(16%)	(15%)	67	75	(11%)	13	20	(34%)	(31%)
Zyvox	71	66	8%	13%	13	(3)	*	58	69	(16%)	(11%)
Fragmin	63	74	(15%)	(9%)	2	4	(36%)	61	71	(14%)	(8%)
Zosyn/Tazocin	53	58	(9%)	(6%)	35	39	(11%)	19	20	(5%)	3%
Pfizer CentreOne(g)	204	209	(2%)	—	98	120	(18%)	106	89	18%	25%
All other Anti-infectives	367	362	1%	7%	84	71	19%	283	292	(3%)	4%
All other Hospital(e)	623	748	(17%)	(15%)	387	458	(16%)	236	290	(18%)	(13%)
Vaccines	$1,375	$1,400	(2%)	2%	$634	$702	(10%)	$741	$698	6%	13%
Prevnar 13/Prevenar 13	1,179	1,250	(6%)	(3%)	612	682	(10%)	567	568	—	6%
FSME/IMMUN-TicoVac	95	73	31%	41%	—	—	—	95	73	31%	41%
Nimenrix	58	30	94%	*	—	—	—	58	30	94%	*
All other Vaccines	43	47	(9%)	(6%)	22	21	6%	21	27	(20%)	(14%)
Inflammation & Immunology (I&I)(h)	$1,219	$1,222	—	5%	$560	$485	15%	$659	$737	(11%)	(2%)
Xeljanz	613	463	32%	36%	458	379	21%	155	84	85%	*
Enbrel (Outside the U.S. and Canada)	420	551	(24%)	(16%)	—	—	—	420	551	(24%)	(16%)
Inflectra/Remsima(h), (k)	153	158	(4%)	—	74	63	17%	78	95	(17%)	(11%)
Eucrisa	27	39	(30%)	(30%)	26	39	(33%)	1	—	*	*
All other I&I	6	11	(44%)	(44%)	1	3	(67%)	5	7	(33%)	(34%)
Rare Disease	$521	$571	(9%)	(2%)	$149	$154	(3%)	$372	$418	(11%)	(2%)
BeneFIX	121	141	(14%)	(10%)	59	58	2%	62	83	(25%)	(18%)
Genotropin	125	140	(11%)	(4%)	21	29	(27%)	104	111	(6%)	2%
Refacto AF/Xyntha	108	141	(23%)	(16%)	22	24	(9%)	87	117	(26%)	(18%)
Somavert	68	68	1%	6%	29	27	7%	40	41	(3%)	5%
Vyndaqel	63	38	63%	73%	8	—	*	55	38	42%	53%
All other Rare Disease	35	43	(18%)	(8%)	11	16	(33%)	25	27	(9%)	6%
UPJOHN(c), (i)	$2,807	$3,147	(11%)	(7%)	$1,169	$1,282	(9%)	$1,638	$1,865	(12%)	(7%)
Lyrica	1,175	1,223	(4%)	(3%)	835	861	(3%)	340	362	(6%)	(1%)
Lipitor	407	521	(22%)	(17%)	30	32	(8%)	377	489	(23%)	(17%)
Norvasc	216	273	(21%)	(16%)	11	9	18%	205	264	(22%)	(17%)
Celebrex	174	161	8%	12%	16	18	(14%)	158	143	10%	15%
Viagra	114	185	(38%)	(35%)	13	75	(83%)	102	109	(7%)	(1%)
Effexor	86	79	9%	14%	19	18	6%	66	61	9%	17%
Zoloft	73	77	(5%)	3%	12	13	(8%)	61	64	(4%)	5%
Xalatan/Xalacom	72	85	(15%)	(10%)	4	5	(24%)	68	80	(15%)	(9%)
Revatio	56	54	5%	7%	37	29	26%	19	24	(21%)	(17%)
Xanax	52	56	(7%)	(2%)	10	11	(13%)	42	45	(6%)	1%
All other Upjohn	382	433	(12%)	(8%)	184	209	(12%)	198	224	(12%)	(5%)
CONSUMER HEALTHCARE BUSINESS(j)	$862	$886	(3%)	1%	$423	$434	(2%)	$439	$452	(3%)	4%
Total Alliance revenues	$1,187	$987	20%	23%	$835	$656	27%	$352	$331	6%	14%
Total Biosimilars(k)	$217	$188	16%	20%	$106	$63	67%	$111	$124	(11%)	(4%)
Total Sterile Injectable Pharmaceuticals(l)	$1,218	$1,329	(8%)	(5%)	$565	$627	(10%)	$653	$702	(7%)	—
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SECOND-QUARTER 2019 and 2018 - (UNAUDITED)

	DEVELOPED EUROPE(m)				DEVELOPED REST OF WORLD(n)				EMERGING MARKETS(o)
	2019	2018	% Change		2019	2018	% Change		2019	2018	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,228	$2,334	(5%)	3%	$1,639	$1,694	(3%)	1%	$3,062	$3,214	(5%)	4%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b)	$1,860	$1,921	(3%)	4%	$1,016	$1,058	(4%)	—	$1,977	$1,945	2%	12%
Internal Medicine(c)	$418	$444	(6%)	2%	$326	$347	(6%)	(2%)	$324	$324	—	11%
Eliquis alliance revenues and direct sales	265	247	7%	16%	91	87	5%	10%	103	73	40%	54%
Chantix/Champix	22	20	9%	17%	18	30	(39%)	(35%)	8	10	(16%)	(5%)
Premarin family	—	1	(18%)	(13%)	5	5	(2%)	3%	5	7	(28%)	(22%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	17	18	(7%)	—	26	28	(5%)	(2%)	3	3	(2%)	22%
All other Internal Medicine	114	158	(28%)	(21%)	185	197	(6%)	(3%)	205	231	(11%)	(1%)
Oncology(d)	$420	$357	18%	27%	$162	$145	11%	16%	$269	$208	29%	49%
Ibrance	250	173	44%	56%	79	58	36%	42%	101	52	96%	*
Sutent	74	81	(8%)	(1%)	25	32	(22%)	(18%)	67	69	(2%)	12%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Xalkori	29	40	(28%)	(22%)	13	15	(17%)	(13%)	51	41	24%	35%
Bosulif	16	13	27%	37%	12	11	13%	17%	5	2	*	*
Inlyta	10	13	(17%)	(11%)	18	21	(16%)	(13%)	16	15	8%	29%
Retacrit(k)	21	16	32%	43%	—	—	—	—	—	2	(83%)	(81%)
All other Oncology	20	22	(10%)	(3%)	15	9	79%	86%	29	28	3%	10%
Hospital(e)	$231	$268	(14%)	(8%)	$182	$217	(16%)	(12%)	$748	$763	(2%)	5%
Sulperazon	—	—	—	—	2	3	(13%)	(10%)	163	148	10%	18%
Medrol(f)	17	19	(12%)	(5%)	12	6	81%	88%	28	35	(19%)	(15%)
Vfend	5	10	(48%)	(44%)	19	21	(10%)	(7%)	66	77	(14%)	(6%)
Zithromax(f)	12	12	(1%)	7%	9	10	(8%)	(5%)	52	57	(9%)	(3%)
EpiPen	—	—	—	—	13	20	(34%)	(31%)	—	—	—	—
Zyvox	3	5	(31%)	(25%)	13	15	(13%)	(10%)	41	49	(15%)	(10%)
Fragmin	29	38	(23%)	(18%)	17	18	(10%)	(6%)	15	14	7%	16%
Zosyn/Tazocin	—	2	(77%)	(76%)	1	1	—	4%	17	16	3%	12%
Pfizer CentreOne(g)	48	35	38%	44%	4	3	27%	27%	54	51	5%	11%
All other Anti-infectives	78	91	(14%)	(8%)	28	29	(4%)	—	177	172	3%	11%
All other Hospital(e)	38	56	(33%)	(27%)	64	89	(28%)	(24%)	135	145	(7%)	(1%)
Vaccines	$263	$239	10%	19%	$102	$109	(6%)	(1%)	$376	$350	7%	14%
Prevnar 13/Prevenar 13	134	141	(5%)	2%	93	107	(13%)	(9%)	340	320	6%	12%
FSME/IMMUN-TicoVac	81	59	37%	47%	—	—	—	—	14	14	4%	14%
Nimenrix	31	19	62%	75%	8	1	*	*	19	10	97%	*
All other Vaccines	17	20	(12%)	(5%)	2	1	*	*	2	6	(65%)	(63%)
Inflammation & Immunology (I&I)(h)	$341	$394	(13%)	(6%)	$151	$141	6%	11%	$167	$202	(17%)	(1%)
Xeljanz	64	26	*	*	50	31	60%	68%	41	26	54%	85%
Enbrel (Outside the U.S. and Canada)	217	293	(26%)	(20%)	82	92	(11%)	(7%)	121	166	(27%)	(13%)
Inflectra/Remsima(h), (k)	66	80	(17%)	(11%)	7	6	29%	36%	5	9	(45%)	(39%)
Eucrisa	—	—	—	—	1	—	*	*	—	—	—	—
All other I&I	(6)	(5)	(9%)	(17%)	11	13	(16%)	(13%)	—	—	—	—
Rare Disease	$185	$219	(16%)	(9%)	$93	$100	(7%)	(2%)	$94	$98	(5%)	12%
BeneFIX	25	43	(41%)	(36%)	18	22	(17%)	(12%)	18	18	3%	20%
Genotropin	41	45	(8%)	(1%)	39	43	(9%)	(5%)	24	23	3%	20%
Refacto AF/Xyntha	50	66	(25%)	(19%)	10	13	(26%)	(20%)	27	37	(27%)	(14%)
Somavert	32	33	(3%)	5%	5	5	(5%)	(1%)	3	3	1%	22%
Vyndaqel	34	24	43%	55%	17	12	38%	42%	4	3	54%	80%
All other Rare Disease	4	8	(57%)	(55%)	5	5	1%	7%	16	14	16%	41%
UPJOHN(c), (i)	$243	$280	(13%)	(7%)	$544	$557	(2%)	2%	$851	$1,028	(17%)	(11%)
Lyrica	53	65	(19%)	(12%)	213	222	(4%)	—	75	75	—	6%
Lipitor	42	46	(9%)	(2%)	52	54	(4%)	2%	284	389	(27%)	(22%)
Norvasc	15	17	(13%)	(6%)	46	51	(11%)	(6%)	145	196	(26%)	(21%)
Celebrex	6	7	(13%)	(6%)	83	58	42%	47%	69	77	(11%)	(7%)
Viagra	8	10	(23%)	(17%)	16	18	(9%)	(5%)	78	81	(5%)	2%
Effexor	15	15	(3%)	4%	31	25	23%	28%	21	20	2%	12%
Zoloft	11	10	4%	13%	13	16	(21%)	(18%)	38	37	1%	13%
Xalatan/Xalacom	16	17	(5%)	3%	27	33	(17%)	(14%)	25	30	(18%)	(10%)
Revatio	7	9	(29%)	(24%)	8	9	(14%)	(12%)	5	6	(17%)	(12%)
Xanax	20	22	(9%)	(2%)	4	4	(16%)	(13%)	19	19	—	7%
All other Upjohn	52	62	(16%)	(10%)	52	66	(21%)	(18%)	94	96	(2%)	7%
CONSUMER HEALTHCARE BUSINESS(j)	$126	$133	(5%)	2%	$79	$79	—	6%	$234	$241	(3%)	5%
Total Alliance revenues	$253	$237	7%	15%	$98	$94	5%	9%	$—	$—	—	—
Total Biosimilars(k)	$96	$104	(8%)	—	$8	$6	30%	37%	$7	$14	(51%)	(46%)
Total Sterile Injectable Pharmaceuticals(l)	$118	$157	(25%)	(17%)	$102	$119	(15%)	(10%)	$433	$426	2%	8%

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SIX MONTHS 2019 and 2018 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2019	2018	% Change		2019	2018	% Change	2019	2018	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$26,382	$26,373	—	4%	$12,510	$12,500	—	$13,872	$13,873	—	7%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b)	$18,779	$18,315	3%	6%	$9,264	$8,897	4%	$9,515	$9,418	1%	9%
Internal Medicine(c)	$4,546	$4,347	5%	8%	$2,443	$2,248	9%	$2,104	$2,099	—	7%
Eliquis alliance revenues and direct sales	2,096	1,654	27%	31%	1,227	916	34%	869	737	18%	27%
Chantix/Champix	549	528	4%	5%	439	405	9%	110	124	(11%)	(6%)
Premarin family	361	401	(10%)	(10%)	340	378	(10%)	21	24	(12%)	(6%)
BMP2	145	153	(5%)	(5%)	145	153	(5%)	—	—	—	—
Toviaz	125	130	(4%)	—	36	40	(9%)	89	91	(2%)	4%
All other Internal Medicine	1,270	1,480	(14%)	(9%)	255	357	(29%)	1,015	1,123	(10%)	(3%)
Oncology(d)	$4,198	$3,648	15%	19%	$2,565	$2,313	11%	$1,633	$1,334	22%	33%
Ibrance	2,394	1,960	22%	26%	1,572	1,470	7%	822	489	68%	84%
Sutent	480	537	(11%)	(5%)	153	181	(16%)	327	356	(8%)	1%
Xtandi alliance revenues	369	330	12%	12%	369	330	12%	—	—	—	—
Xalkori	255	290	(12%)	(7%)	75	84	(11%)	180	206	(13%)	(6%)
Bosulif	177	138	28%	31%	117	93	26%	60	45	34%	41%
Inlyta	177	155	14%	19%	93	61	53%	84	94	(10%)	(2%)
Retacrit(k)	82	36	*	*	44	—	*	38	36	6%	14%
All other Oncology	262	201	30%	34%	141	93	52%	121	109	12%	18%
Hospital(e)	$3,800	$4,103	(7%)	(4%)	$1,504	$1,649	(9%)	$2,296	$2,454	(6%)	(1%)
Sulperazon	342	319	7%	14%	—	—	—	342	319	7%	14%
Medrol(f)	240	258	(7%)	(5%)	133	145	(8%)	107	113	(6%)	—
Vfend	178	207	(14%)	(8%)	8	4	86%	171	203	(16%)	(10%)
Zithromax(f)	177	182	(3%)	3%	(2)	4	*	180	178	1%	7%
EpiPen	146	148	(1%)	—	123	120	3%	23	28	(17%)	(13%)
Zyvox	134	134	1%	5%	18	2	*	116	131	(11%)	(7%)
Fragmin	123	145	(15%)	(9%)	4	8	(45%)	119	137	(13%)	(7%)
Zosyn/Tazocin	104	120	(13%)	(10%)	70	82	(15%)	34	38	(10%)	(2%)
Pfizer CentreOne(g)	380	381	—	2%	195	216	(9%)	185	165	12%	17%
All other Anti-infectives	721	755	(4%)	1%	177	178	—	544	577	(6%)	1%
All other Hospital(e)	1,254	1,455	(14%)	(12%)	778	890	(13%)	476	565	(16%)	(11%)
Vaccines	$2,988	$2,863	4%	8%	$1,528	$1,540	(1%)	$1,459	$1,324	10%	17%
Prevnar 13/Prevenar 13	2,665	2,631	1%	4%	1,490	1,508	(1%)	1,175	1,123	5%	11%
FSME/IMMUN-TicoVac	133	105	26%	36%	—	—	—	133	105	26%	36%
Nimenrix	107	49	*	*	—	—	—	107	49	*	*
All other Vaccines	82	78	5%	9%	38	32	20%	44	46	(5%)	1%
Inflammation & Immunology (I&I)(h)	$2,256	$2,235	1%	7%	$938	$823	14%	$1,319	$1,412	(7%)	2%
Xeljanz	1,036	788	31%	35%	756	632	20%	279	156	79%	97%
Enbrel (Outside the U.S. and Canada)	871	1,057	(18%)	(10%)	—	—	—	871	1,057	(18%)	(10%)
Inflectra/Remsima(h), (k)	291	303	(4%)	—	132	118	12%	159	185	(14%)	(8%)
Eucrisa	50	65	(23%)	(23%)	48	65	(25%)	1	—	*	*
All other I&I	9	22	(59%)	(62%)	1	8	(82%)	8	14	(46%)	(50%)
Rare Disease	$991	$1,120	(11%)	(6%)	$286	$325	(12%)	$705	$795	(11%)	(3%)
BeneFIX	247	288	(14%)	(11%)	124	126	(1%)	122	162	(25%)	(18%)
Genotropin	232	272	(15%)	(9%)	34	61	(44%)	199	212	(6%)	1%
Refacto AF/Xyntha	214	271	(21%)	(15%)	49	54	(10%)	166	217	(24%)	(16%)
Somavert	128	131	(2%)	3%	50	51	(1%)	78	80	(3%)	5%
Vyndaqel	104	72	45%	54%	8	—	*	96	72	34%	43%
All other Rare Disease	66	86	(23%)	(15%)	21	34	(38%)	45	52	(14%)	1%
UPJOHN(c), (i)	$5,882	$6,267	(6%)	(3%)	$2,383	$2,690	(11%)	$3,499	$3,576	(2%)	3%
Lyrica	2,362	2,436	(3%)	(2%)	1,724	1,768	(2%)	638	668	(5%)	(1%)
Lipitor	1,029	1,032	—	5%	51	61	(17%)	979	971	1%	7%
Norvasc	516	529	(3%)	3%	21	18	14%	495	511	(3%)	3%
Celebrex	347	306	13%	17%	30	34	(10%)	317	272	16%	21%
Viagra	259	372	(30%)	(27%)	52	164	(68%)	207	208	(1%)	6%
Effexor	163	150	8%	13%	36	36	—	127	114	11%	18%
Zoloft	143	151	(6%)	1%	23	29	(19%)	119	122	(3%)	6%
Xalatan/Xalacom	133	157	(15%)	(10%)	9	9	(5%)	125	147	(15%)	(10%)
Revatio	98	109	(10%)	(9%)	62	63	(2%)	36	47	(22%)	(18%)
Xanax	98	111	(12%)	(6%)	18	22	(17%)	80	89	(10%)	(4%)
All other Upjohn	735	914	(20%)	(17%)	357	487	(27%)	378	426	(11%)	(6%)
CONSUMER HEALTHCARE BUSINESS(j)	$1,721	$1,791	(4%)	(1%)	$864	$912	(5%)	$857	$879	(2%)	4%
Total Alliance revenues	$2,277	$1,842	24%	26%	$1,610	$1,259	28%	$666	$584	14%	21%
Total Biosimilars(k)	$396	$361	10%	14%	$179	$118	52%	$217	$243	(11%)	(4%)
Total Sterile Injectable Pharmaceuticals(l)	$2,455	$2,688	(9%)	(5%)	$1,157	$1,297	(11%)	$1,298	$1,391	(7%)	—

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SIX MONTHS 2019 and 2018 - (UNAUDITED)

	DEVELOPED EUROPE(m)				DEVELOPED REST OF WORLD(n)				EMERGING MARKETS(o)
	2019	2018	% Change		2019	2018	% Change		2019	2018	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$4,315	$4,426	(3%)	4%	$3,174	$3,155	1%	4%	$6,383	$6,292	1%	10%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b)	$3,621	$3,642	(1%)	7%	$1,974	$1,969	—	4%	$3,920	$3,807	3%	13%
Internal Medicine(c)	$846	$821	3%	10%	$618	$639	(3%)	—	$640	$639	—	12%
Eliquis alliance revenues and direct sales	504	438	15%	23%	170	154	10%	14%	195	145	35%	49%
Chantix/Champix	42	42	1%	8%	36	58	(38%)	(35%)	32	24	31%	40%
Premarin family	1	1	(8%)	(2%)	10	11	(11%)	(7%)	10	12	(12%)	(4%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	33	35	(5%)	1%	50	50	1%	3%	6	6	(5%)	18%
All other Internal Medicine	266	305	(13%)	(7%)	351	366	(4%)	(1%)	398	453	(12%)	(2%)
Oncology(d)	$814	$657	24%	33%	$315	$258	22%	25%	$504	$419	20%	39%
Ibrance	477	289	65%	77%	154	99	55%	58%	191	101	89%	*
Sutent	150	161	(7%)	—	50	59	(14%)	(11%)	127	136	(7%)	7%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Xalkori	58	86	(32%)	(27%)	25	30	(14%)	(11%)	97	91	6%	15%
Bosulif	31	23	34%	44%	22	18	21%	23%	7	4	98%	*
Inlyta	19	26	(25%)	(20%)	35	39	(10%)	(9%)	30	30	2%	22%
Retacrit(k)	38	32	18%	26%	—	—	—	—	—	4	(88%)	(86%)
All other Oncology	40	41	(1%)	5%	29	14	*	*	53	54	(4%)	4%
Hospital(e)	$450	$527	(15%)	(9%)	$366	$396	(7%)	(4%)	$1,480	$1,531	(3%)	3%
Sulperazon	—	—	—	—	4	5	(13%)	(12%)	338	314	8%	14%
Medrol(f)	34	38	(11%)	(4%)	19	12	63%	69%	54	64	(16%)	(11%)
Vfend	11	20	(46%)	(43%)	37	41	(11%)	(9%)	123	143	(13%)	(6%)
Zithromax(f)	27	29	(7%)	(1%)	19	20	(5%)	(3%)	133	128	4%	10%
EpiPen	—	—	—	—	23	28	(17%)	(13%)	—	—	—	—
Zyvox	6	10	(38%)	(34%)	27	27	(1%)	2%	83	94	(11%)	(7%)
Fragmin	58	75	(22%)	(17%)	31	37	(17%)	(12%)	30	26	18%	27%
Zosyn/Tazocin	1	3	(77%)	(75%)	2	3	(28%)	(25%)	32	32	(1%)	8%
Pfizer CentreOne(g)	86	59	45%	51%	6	5	21%	21%	92	100	(8%)	(3%)
All other Anti-infectives	148	176	(16%)	(10%)	54	54	—	3%	342	347	(1%)	7%
All other Hospital(e)	79	116	(32%)	(27%)	144	164	(12%)	(7%)	253	285	(11%)	(6%)
Vaccines	$490	$437	12%	20%	$194	$215	(10%)	(6%)	$775	$672	15%	23%
Prevnar 13/Prevenar 13	277	282	(2%)	5%	179	210	(15%)	(12%)	719	631	14%	21%
FSME/IMMUN-TicoVac	115	88	31%	40%	—	—	—	—	18	17	5%	14%
Nimenrix	60	31	93%	*	13	3	*	*	34	15	*	*
All other Vaccines	37	35	5%	13%	3	2	60%	69%	4	9	(59%)	(56%)
Inflammation & Immunology (I&I)(h)	$667	$774	(14%)	(8%)	$302	$275	10%	14%	$350	$364	(4%)	15%
Xeljanz	110	45	*	*	93	60	55%	61%	77	51	51%	84%
Enbrel (Outside the U.S. and Canada)	434	583	(26%)	(20%)	174	181	(4%)	(1%)	263	293	(10%)	7%
Inflectra/Remsima(h), (k)	137	155	(12%)	(6%)	13	9	33%	42%	10	20	(50%)	(45%)
Eucrisa	—	—	—	—	1	—	*	*	—	—	—	—
All other I&I	(13)	(10)	(30%)	(39%)	21	24	(14%)	(13%)	—	—	—	—
Rare Disease	$355	$427	(17%)	(11%)	$179	$187	(4%)	(1%)	$171	$181	(6%)	12%
BeneFIX	51	84	(39%)	(34%)	37	43	(14%)	(10%)	34	35	(4%)	11%
Genotropin	79	88	(11%)	(4%)	75	78	(4%)	(2%)	44	45	(2%)	15%
Refacto AF/Xyntha	96	130	(27%)	(21%)	21	27	(23%)	(18%)	49	60	(17%)	(3%)
Somavert	62	64	(2%)	5%	9	9	(8%)	(5%)	7	7	(1%)	21%
Vyndaqel	59	44	33%	43%	29	20	41%	44%	8	7	23%	46%
All other Rare Disease	8	16	(51%)	(47%)	9	9	—	7%	28	28	3%	26%
UPJOHN(c), (i)	$460	$546	(16%)	(10%)	$1,036	$1,022	1%	4%	$2,003	$2,008	—	6%
Lyrica	98	128	(24%)	(18%)	402	391	3%	5%	138	149	(7%)	(1%)
Lipitor	79	90	(11%)	(5%)	102	100	2%	7%	797	781	2%	8%
Norvasc	30	34	(13%)	(7%)	87	96	(10%)	(7%)	378	380	(1%)	6%
Celebrex	12	14	(11%)	(5%)	154	119	30%	33%	151	140	8%	13%
Viagra	16	19	(18%)	(12%)	32	34	(7%)	(2%)	159	155	3%	10%
Effexor	27	30	(10%)	(4%)	58	45	29%	32%	42	40	6%	17%
Zoloft	18	20	(9%)	(2%)	25	30	(17%)	(15%)	76	72	5%	17%
Xalatan/Xalacom	30	32	(6%)	1%	53	63	(16%)	(13%)	42	53	(20%)	(13%)
Revatio	13	19	(35%)	(30%)	14	15	(4%)	(2%)	9	12	(25%)	(20%)
Xanax	38	44	(14%)	(8%)	7	8	(13%)	(11%)	35	37	(5%)	3%
All other Upjohn	100	117	(14%)	(9%)	103	121	(15%)	(12%)	175	188	(7%)	—
CONSUMER HEALTHCARE BUSINESS(j)	$233	$238	(2%)	5%	$164	$164	—	6%	$460	$477	(4%)	3%
Total Alliance revenues	$483	$416	16%	25%	$183	$167	10%	13%	$—	$—	—	—
Total Biosimilars(k)	$191	$203	(6%)	1%	$14	$10	33%	41%	$13	$30	(58%)	(54%)
Total Sterile Injectable Pharmaceuticals(l)	$232	$314	(26%)	(19%)	$209	$222	(6%)	(1%)	$856	$855	—	7%

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

The above tables and related footnotes reflect our current commercial operating structure beginning in first-quarter 2019.
(a)
Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (m) to (o) below, respectively, and the product revenues from these regions are described on pages 35 and 37.

(b)
The Pfizer Biopharmaceuticals Group encompasses Internal Medicine, Oncology, Hospital, Vaccines, Inflammation & Immunology and Rare Disease. The new Hospital business unit commercializes our global portfolio of sterile injectable and anti-infective medicines, and also includes Pfizer CentreOne(g).

(c)
We reclassified certain products from the Legacy Established Products (LEP) category, including Premarin family products, and certain other products from the legacy Peri-LOE category, including Pristiq, to the Internal Medicine category and reclassified Lyrica from the Internal Medicine category to the Upjohn business to conform 2018 product revenues to the current presentation.

(d)	We performed certain reclassifications in the All other Oncology category to conform 2018 product revenues to the current presentation.
(e)
Hospital is a new business unit that commercializes our global portfolio of sterile injectable and anti-infective medicines. We performed certain reclassifications, primarily from the legacy Sterile Injectables Pharmaceuticals (SIP) category (Sulperazon, Medrol, Fragmin, Tygacil, Zosyn/Tazocin and Precedex, among other products), the LEP category (Epipen and Zithromax), and the legacy Peri-LOE category (Vfend and Zyvox) to the Hospital category to conform 2018 product revenues to the current presentation. Hospital also includes Pfizer CentreOne(g). All other Hospital primarily includes revenues from legacy SIP products (that are not anti-infective products) and, to a much lesser extent, solid oral dose products (that are not anti-infective products). SIP anti-infective products that are not individually listed above are recorded in “All other Anti-infectives”.

(f)
2018 revenues for Medrol and Zithromax may not agree to previously disclosed revenues because revenues for those products were previously split between LEP and the legacy SIP categories. All revenues for these products are currently reported in the Hospital category.

(g)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements, including with Zoetis Inc. In the fourth quarter of 2017, we sold our equity share in Hisun Pfizer. As a result, effective in the first quarter of 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within legacy All Other LEP and legacy All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(h)	We reclassified Inflectra/Remsima from the legacy Biosimilars category to the Inflammation & Immunology category to conform 2018 product revenues to the current presentation.
(i)
Pfizer’s Upjohn business encompasses primarily off-patent branded and generic established medicines that includes 20 of our primarily off-patent solid oral dose legacy brands including Lyrica, Lipitor, Norvasc, Celebrex and Viagra, as well as certain generic medicines.

(j)
Pfizer’s Consumer Healthcare business is an over-the-counter medicines business, which we announced in December 2018 will be contributed to, and combined with, GSK’s consumer healthcare business to form a new consumer healthcare joint venture (JV), of which we will own 32%. Upon the closing of the transaction, which is expected to occur on August 1, 2019, Pfizer will deconsolidate its Consumer Healthcare business and will begin to record its pro rata share of the JV’s earnings on a one-quarter lag basis and to receive dividends, which will be paid on a quarterly basis.

(k)	Biosimilars are highly similar versions of approved and authorized biological medicines and primarily include revenues from Inflectra/Remsima and Retacrit.
(l)	Sterile Injectable Pharmaceuticals represents the total of all branded and generic injectable products in the Hospital business, including anti-infective sterile injectable pharmaceuticals.
(m)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(n)	Developed Rest of World region includes the following markets: Japan, Canada, South Korea, Australia and New Zealand.
(o)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, the Middle East, Africa, Central Europe and Turkey.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of July 29, 2019. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, expectations for in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, revenue contribution, growth, performance, timing of exclusivity and potential benefits, strategic reviews, capital allocation objectives, business-development plans, benefits anticipated from the reorganization of our commercial operations into three businesses which became effective at the beginning of our 2019 fiscal year, our acquisitions and other business development activities, including our recently-announced proposed transaction with Mylan N.V. (Mylan) to combine Upjohn and Mylan to create a new global pharmaceutical company, our recently-announced proposed acquisition of Array BioPharma Inc. and our proposed transaction with GSK to combine our respective consumer healthcare businesses into a new consumer healthcare joint venture, our ability to successfully capitalize on growth opportunities or prospects, manufacturing and product supply and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new clinical data and further analyses of existing clinical data;

▪
the risk we may not be able to successfully address all of the comments received from regulatory authorities such as the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA), or obtain approval from regulators, which will depend on myriad factors, including such regulator making a determination as to whether a product’s benefits outweigh its known risks and a determination of the product’s efficacy; regulatory decisions impacting labeling, manufacturing processes, safety and/or other matters; and recommendations by technical or advisory committees, such as the Advisory Committee on Immunization Practices, that may impact the use of our vaccines;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of, a product that could affect its availability or commercial potential, such as the update to the U.S. prescribing information for Xeljanz and Xeljanz extended release;

▪
the success of external business-development activities, including the ability to identify and execute on potential business development opportunities, the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all, the ability to realize the anticipated benefits of any such transactions, and the potential need to obtain additional equity or debt financing to pursue these opportunities which could result in increased leverage and impact our credit ratings;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪
risks related to our ability to develop and launch biosimilars, including risks associated with “at risk” launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party, and access challenges for our biosimilar products where our product may not receive appropriate formulary access or remains in a disadvantaged position relative to the innovator product;

▪	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪
difficulties or delays in manufacturing, including delays caused by natural events, such as hurricanes; supply shortages at our facilities; and legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, injunctions, debarment, voluntary recall of a product or failure to secure product approvals;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

▪
the impact of any U.S. healthcare reform or legislation, including any replacement, repeal, modification or invalidation of some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

▪
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; general budget control actions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; revisions to reimbursement of biopharmaceuticals under government programs; restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S., including China, affecting pharmaceutical product pricing, intellectual property, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪	legal defense costs, insurance expenses and settlement costs;

▪
the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, such as claims that our patents are invalid and/or do not cover the product of the generic drug manufacturer or where one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

▪
the risk that our currently pending or future patent applications may not result in issued patents, or be granted on a timely basis, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals, including further clarifications and/or interpretations of the Tax Cuts and Jobs Act enacted in 2017;

▪	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.’s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal or regulatory requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪	further clarifications and/or changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on Pfizer, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; the related risk that our allowance for doubtful accounts may not be adequate; and the risks related to volatility of our income due to changes in the market value of equity investments;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, including the reorganization of our commercial operations into three businesses, which became effective at the beginning of the company’s 2019 fiscal year, any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption;

▪	the impact of product recalls, withdrawals and other unusual items;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪	risks related to internal control over financial reporting;

▪
risks and uncertainties related to acquisitions, such as the recently-announced proposed acquisition of Array BioPharma Inc., including, among other things, the ability to realize the anticipated benefits of those acquisitions, including the possibility that the expected cost savings and/or accretion from certain of those acquisitions will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; risks related to our ability to grow revenues for certain acquired products; significant transaction costs; and unknown liabilities;

▪
risks and uncertainties related to our proposed transaction with GSK to combine our respective consumer healthcare businesses into a new consumer healthcare joint venture, including, among other things, risks related to the satisfaction of the conditions to closing the transaction in the anticipated timeframe or at all and the possibility that the transaction does not close, risks related to the ability to realize the anticipated benefits of the transaction, including the possibility that the expected benefits and cost synergies from the proposed transaction will not be realized or will not be realized within the expected time period, the risk that the businesses will not be integrated successfully, the possibility that a future separation of the joint venture may not occur, disruption from the transaction making it more difficult to maintain business and operational relationships, negative effects of the announcement or the consummation of the proposed transaction on the market price of Pfizer’s common stock and on Pfizer’s operating results, significant transaction costs, unknown liabilities, the risk of litigation and/or regulatory actions related to the proposed transaction, other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, changes in tax and other laws, regulations, rates and policies, future business combinations or disposals and competitive developments; and

▪
risks and uncertainties related to our proposed transaction with Mylan to combine Upjohn and Mylan to create a new global pharmaceutical company, including, among other things, risks related to the satisfaction of the conditions to closing the transaction (including the failure to obtain necessary shareholder and regulatory approvals) in the anticipated timeframe or at all and the possibility that the transaction does not close, risks related to the ability to realize the anticipated benefits of the transaction, including the possibility that the expected benefits and cost synergies of the combined company from the proposed transaction will not be realized or will not be realized within the expected time period, the risk that the businesses will not be integrated successfully, disruption from the transaction making it more difficult to maintain business and operational relationships, negative effects of the announcement or the consummation of the proposed transaction on the market price of Pfizer’s common stock, Pfizer’s credit ratings and/or on Pfizer’s or the combined company’s operating results, significant transaction costs, unknown liabilities, the risk of litigation and/or regulatory actions related to the proposed transaction, other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, changes in tax and other laws, regulations, rates and policies, future business combinations or disposals and competitive developments.
We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
Additional Information and Where to Find It
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”). In connection with the proposed combination of Upjohn Inc. (“Upjohn”), a wholly owned subsidiary of Pfizer Inc. (“Pfizer”) and Mylan N.V. (“Mylan”), which will immediately follow the proposed separation of Upjohn from Pfizer (the “proposed transaction”), Upjohn and Mylan I B.V., a wholly owned subsidiary of Mylan, (“Mylan Newco”) intend to file relevant materials with the Securities and Exchange Commission (“SEC”), including a registration statement on Form S-4 that will include a proxy statement/prospectus relating to the proposed transaction. In addition, Upjohn expects to file a registration statement in connection with its separation from Pfizer. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENTS, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, UPJOHN, MYLAN NEWCO AND THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to shareholders of Mylan seeking approval of the proposed transaction. The documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC's website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Mylan, upon written request to Mylan, at (724) 514-1813 or investor.relations@mylan.com or from Pfizer on Pfizer’s internet website at https://investors.Pfizer.com/financials/sec-filings/default.aspx or by contacting Pfizer’s Investor Relations Department at (212) 733-2323.
PARTICIPANTS IN THE SOLICITATION
This communication is not a solicitation of a proxy from any investor or security holder. However, Pfizer, Mylan, Upjohn and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Pfizer may be found in its Annual Report on Form 10-K filed with the SEC on February 28, 2019, its definitive proxy statement and additional proxy statement relating to its 2019 Annual Meeting filed with the SEC on March 14, 2019 and on April 2, 2019, respectively, and Current Report on Form 8-K filed with the SEC on June 27, 2019. Information about the directors and executive officers of Mylan may be found in its amended Annual Report on Form 10-K filed with the SEC on April 30, 2019, and its definitive proxy statement relating to its 2019 Annual Meeting filed with the SEC on May 24, 2019. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus when it becomes available.